KETTLE RIVER PROPERTY

PROPERTY OPTION AGREEMENT

Dated as of September 12, 2005

Between:

ST. ELIAS MINES LTD.

and:

HI HO SILVER RESOURCES INC.

INDEX

1. GRANT OF OPTION	2
2. OPTION ONLY	8
3. EXERCISE OF OPTION - SHAREHOLDERS’ VENTURE AGREEMENT	8
4. REGULATORY APPROVAL	9
5. TRANSFER OF TITLE	9
6. RIGHT OF ENTRY	10
7. REPRESENTATIONS AND WARRANTIES OF ST. ELIAS	10
8. REPRESENTATIONS AND WARRANTIES OF HI HO SILVER	12
9. COVENANTS OF ST. ELIAS	13
10. COVENANTS OF HI HO SILVER	14
11 SHARE DISPOSITIONS	15
12. TERMINATION	15
13. INDEPENDENT ACTIVITIES	16
14. AREA OF INTEREST	17
15. CONFIDENTIALITY OF INFORMATION	17
16. ARBITRATION	18
17. DELAYS	18
18. ASSIGNMENT	19
19. NOTICES	20
20. GENERAL TERMS AND CONDITIONS	21

SCHEDULE “A”: The Property
SCHEDULE “B”: Shareholders’ Venture Agreement

KETTLE RIVER PROPERTY

PROPERTY OPTION AGREEMENT

THIS AGREEMENT is made as of the 12th day of September, 2005,

BETWEEN:

ST. ELIAS MINES LTD., a company incorporated under the laws of the Province of British Columbia and having its head office at Suite 604 - 700 West Pender Street, Vancouver, B.C., V6C 1G8

(hereinafter referred to as “St. Elias”)

OF THE FIRST PART,

AND:

HI HO SILVER RESOURCES INC., a company duly incorporated under the laws of Canada, having an office at Suite #15A, 3045 Southcreek Road, Mississauga, Ontario, L4X 2E9

(hereinafter referred to as “Hi Ho Silver”)

OF THE SECOND PART.

RECITALS

A.  WHEREAS St. Elias is the beneficial and recorded owner of a 100% interest in the Kettle River Property, Beaverdell Mining Division, British Columbia, more particularly described in Schedule “A” attached hereto and made a part hereof (hereinafter collectively called the “Property”); and

B.  AND WHEREAS pursuant to a letter agreement dated May 18, 2005 (the “Letter Agreement”) St. Elias has agreed to grant to Hi Ho Silver exclusive options to acquire up to a 70% undivided beneficial and recorded interest in and to the Property;

C.  AND WHEREAS pursuant to the said Letter Agreement Hi Ho Silver paid to St. Elias the sum of $10,000;

D.  AND WHEREAS the said Letter Agreement contemplated that the parties would enter into a formal agreement to record the terms of their agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

1. GRANT OF OPTION

1.01  St. Elias, in consideration of the sum of $10, the receipt and sufficiency of which is hereby acknowledged, hereby grants to Hi Ho Silver the exclusive right and option (the “First Option”) to acquire a 51% undivided beneficial and recorded interest in and to the Property by paying to St. Elias the aggregate of sum of $75,000 in cash (of which $10,000 was paid by Hi Ho Silver to St. Elias upon the execution of the Letter Agreement and the receipt of which is hereby acknowledged by St. Elias), issuing to St. Elias an aggregate of 500,000 common shares in the capital stock of Hi Ho Silver, and by incurring $2,000,000 in “Exploration Expenditures” (as hereinafter defined), to be paid and issued to St. Elias and to be incurred by Hi Ho Silver as follows:

(a) payment of the balance of $65,000 to St. Elias is to be made on or before the dates indicated below:

(i)
$15,000 to be paid to St. Elias within 10 days of the common shares of Hi Ho Silver being listed, called and posted for trading on the Canadian Trading and Quotation System Inc. stock exchange (the “Exchange”);

(ii)	$25,000 to be paid to St. Elias on or before September 18, 2006; and

(iii)	$25,000 to be paid to St. Elias on or before September 18, 2007;

(b) cumulative Exploration Expenditures totaling not less than $2,000,000 are to be incurred on or before the dates indicated below:

(i)	Exploration Expenditures totalling $400,000 (the “Phase I Program”) to be incurred on or before June 30, 2006;

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(ii)	an additional $600,000 (the “Phase II Program”) to be incurred on or before September 18, 2007 and after the Phase I Program Exploration Expenditures have been incurred; and

(iii)	an additional $1,000,000 (the “Phase III Program”) to be incurred on or before September 18, 2008 and after the Phase I Program and Phase II Program Exploration Expenditures have been incurred; and

(c) 500,000 common shares in the capital of Hi Ho Silver are to be issued to St. Elias in accordance with the requirements of the Exchange or any such other applicable regulatory body on or before the dates indicated below:

(i)	100,000 common shares within ten (10) business days following the receipt (the “Acceptance Date”) by Hi Ho Silver of a notice from the Exchange accepting this agreement for filing;

(ii)
an additional 100,000 common shares to be issued and delivered to St. Elias within ten business days following the receipt by Hi Ho Silver of the consent of the Exchange to such issuance based upon the results of the Phase I Program;

(iii)
an additional 100,000 common shares to be issued and delivered to St. Elias within ten business days following the receipt by Hi Ho Silver of the consent of the Exchange to such issuance based upon the results of the Phase II Program; and

(iv)
an additional 200,000 common shares to be issued and delivered to St. Elias within ten business days following the receipt by Hi Ho Silver of the consent of the Exchange to such issuance based upon the results of the Phase III Program.

1.02  In the event that Hi Ho Silver’s Exploration Expenditures, in any of the above periods, are more than the specified sum, the excess shall be carried forward and applied to the Exploration Expenditures to be incurred in succeeding periods. Any exploration expenditures incurred in excess of the cumulative $2,000,000 exploration expenditures required pursuant to paragraph 1.01(b) shall be carried forward to the succeeding period or periods set out in paragraph 1.04 (b) hereof and qualify as exploration expenditures thereunder in the event that Hi Ho Silver elects to acquire an additional 19% interest in and to the Property pursuant to the Second Option as set out in sections 1.03 to 1.07 hereof.

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1.03  Within 90 days following the exercise of the First Option, Hi Ho Silver shall give the St. Elias written notice (the “Second Option Notice”) that either:

(a) Hi Ho Silver elects to accept the grant of the “Second Option” (as hereinafter defined); or

(b) Hi Ho Silver elects not to accept the grant of the Second Option.

The date of delivery of said written notice shall be referred to herein as the Election Date. Failure of St. Elias to give any such notice within the said 90-day period shall be deemed to be an election under subparagraph 1.03(b).

1.04  St. Elias hereby grants to Hi Ho Silver the exclusive right and option (the “Second Option”), exercisable only following the exercise of the First Option, to increase Hi Ho Silver’s undivided beneficial interest in and to the Property from 51% to 70% by issuing to St. Elias an additional aggregate of 1,000,000 common shares in the capital stock of Hi Ho Silver and incurring additional Exploration Expenditures in the amount of $3,000,000, to be issued and incurred as follows:

(a) 1,000,000 common shares in the capital stock of Hi Ho Silver are to be issued to St. Elias on or before the dates indicated below:

(i)	250,000 common shares to be issued and delivered to St. Elias on or before the first anniversary of the Election Date;

(ii)	an additional 250,000 common shares to be issued and delivered to St. Elias on or before the second anniversary of the Election Date; and

(iii)	an additional 500,000 common shares to be issued and delivered to St. Elias on or before the third anniversary of the Election Date; and

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(b) cumulative Exploration Expenditures totaling a minimum of $3,000,000 are to be incurred on or before the dates indicated below:

(i)	$1,000,000 to be incurred on or before the first anniversary of the Election Date;

(ii)	an additional $1,000,000 to be incurred on or before the second anniversary of the Election Date; and

(iii)	an additional $1,000,000 to be incurred on or before the third anniversary of the Election Date.

1.05  Exploration expenditures incurred by any date in excess of the amount of Exploration Expenditures required to be incurred by such date pursuant to paragraph 1.04(b) shall be carried forward to the succeeding period or periods and qualify as Exploration Expenditures. If Exploration Expenditures are less than the amount of exploration expenditures required to be incurred by any date, Hi Ho Silver may pay the deficiency to St. Elias in cash by the required date in order to maintain the Second Option. Such payments in cash in lieu shall be deemed to be exploration expenditures for the purposes of paragraph 1.04(b).

1.06  If Hi Ho Silver does not fully exercise the Second Option, then Hi Ho Silver’s ownership of the Property shall nevertheless be increased on a pro-rata basis based upon the amount of exploration expenditures incurred and the number of common shares issued pursuant to the Second Option. In such instance, Hi Ho Silver shall advise St. Elias, in writing, that Hi Ho Silver does not intend to fully exercise the Second Option.

1.07  If and when Hi Ho Silver has fully (or partially) exercised the Second Option by issuing all (or a portion) of the common shares and incurring all (or a portion) of the Exploration Expenditures required pursuant to section 1.04, then a 19% (or a pro-rata) undivided right, title and interest in and to the Property shall vest in Hi Ho Silver free and clear of all charges, encumbrances and claims, and St. Elias shall immediately take all necessary steps reasonably required by Hi Ho Silver to transfer an undivided 19% interest (or an undivided pro-rata interest) in and to the Property to Hi Ho Silver.

1.08  In this agreement, “Exploration Expenditures” means all costs and expenses, however denominated, incurred by Hi Ho Silver on or in connection with the exploration and development of the Property and shall include, without limiting the generality of the foregoing, the following:

(a)  all expenditures required to maintain the Property in good standing in accordance with the laws of the jurisdiction in which the Property is situated including, notwithstanding generality, all rental payments outstanding or becoming due during the currency of the Option including for certainty the annual mining surface rights fee;

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(b) all expenditures made relating to reclamation, rehabilitation and protection of the environment; and

(c) a charge for overhead, management and administrative costs which cannot be specifically allocated, equal to 8% of all other costs and expenses.

1.09  If the Exploration Expenditures incurred by Hi Ho Silver are less than the sums specified in paragraphs 1.01 and 1.04 or if Hi Ho Silver fails to incur any of the Exploration Expenditures listed in paragraphs 1.01 and 1.04 by the end of the last day on which the same was due to be incurred by reason of paragraphs 1.01 or 1.04 or as deferred by reason of article 17, Hi Ho Silver may, at any time within 15 days of such day, make a cash payment to St. Elias in an amount equal to the deficiency in the Exploration Expenditures. Any cash payment so made shall be deemed to have been Exploration Expenditures duly and properly incurred for the purposes of paragraphs 1.01(b) and 1.04(b) in an amount equal to the cash payment and shall be carried forward to the succeeding period or periods and qualify as Exploration Expenditures.

1.10  In this agreement, a written notice delivered by Hi Ho Silver to St. Elias by no later than 30 days after any date listed in paragraph 1.01 and paragraph 1.04 on or before which Exploration Expenditures are to be incurred and accompanied by a statement of a representative of Hi Ho Silver to the effect that the amount of Exploration Expenditures have been incurred by the applicable date shall be conclusive evidence of the making thereof unless St. Elias questions the accuracy of such statement within 15 days of receipt. If St. Elias questions the accuracy of the statement, the matter shall be referred to a national firm of Chartered Accountants for final determination. If such firm determines, after having consulted with Hi Ho Silver, that the Exploration Expenditures incurred were less than those reported by Hi Ho Silver, Hi Ho Silver shall not lose any of its rights hereunder provided Hi Ho Silver pays to St. Elias within 15 days of the receipt of the determination 100% of the deficiency in such Exploration Expenditures. If Hi Ho Silver makes such payment, it shall be deemed to have timely incurred Exploration Expenditures equal to such payment. If the firm of Chartered Accountants determines that the Exploration Expenditures incurred were less than 95% of those reported by Hi Ho Silver, Hi Ho Silver shall pay the entire cost of the determination; it they were 95% to 105% of those reported by Hi Ho Silver, the cost of the determination shall be paid by Hi Ho Silver and St. Elias equally; if in excess of 105% of the Exploration Expenditures reported by Hi Ho Silver, St. Elias shall pay the entire cost of the Chartered Accountant's determination.

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1.11             The parties acknowledge and agree that for valid business and legal reasons it may be advisable to transfer the ownership of the Property to a separate company (“HoldCo”) incorporated for the single purpose of owning the Property. HoldCo will be incorporated by St. Elias and Hi Ho Silver in a mutually acceptable common law jurisdiction for the purpose of implementing this agreement. St. Elias agrees that at any time after the exercise of the First Option, upon the written request of Hi Ho Silver, it shall cause the entire ownership of the Property to be transferred to HoldCo, which shall be a newly incorporated company incorporated for such purpose, and to the extent necessary, the First Option and the Second Option shall be re-structured as options granted by St. Elias to Hi Ho Silver to acquire up to 70% of the issued shares of Holdco. If Hi Ho Silver makes such request, all of the costs and expenses of establishing Holdco and transferring the ownership of the Property to Hi Ho Silver shall be borne by Hi Ho Silver, and shall constitute Exploration Expenditures hereunder. It is the intent of the parties that Holdco be incorporated under a corporate statute which is consistent with the terms and conditions of this agreement and the Shareholders’ Venture Agreement and which imposes few or no restrictions on the implementation hereof. The parties agreement to cause Holdco to be incorporated in such a jurisdiction, and to cause Holdco to be continued into any other jurisdiction thereafter in order to implement such intent.

1.12  If St. Elias should own less than a 100% recorded and beneficial interest in and to the Property and the right to receive 100% of the proceeds of production therefrom, Hi Ho Silver shall have the right, but not the obligation, to make all cash payments and incur all Exploration Expenditures in proportion to St. Elias's actual interest in and to the Property.

1.13  If any third party asserts any right or claim to the Property or the proceeds of production therefrom, or to any amounts payable to St. Elias, Hi Ho Silver may deposit any amounts otherwise due St. Elias in escrow with a suitable agent until the validity of such right or claim has been finally resolved. If Hi Ho Silver deposits said amounts in escrow, Hi Ho Silver shall be deemed not in default under the agreement for failure to pay such amounts to St. Elias.

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2. OPTION ONLY

2.01  This agreement represents the granting of options only, Hi Ho Silver shall be under no obligation to issue any further shares or to make any further payment to St. Elias or to incur Exploration Expenditures other than to fulfil its obligations on termination as set out in Article 12 hereof. No act done or payment made by Hi Ho Silver hereunder shall obligate Hi Ho Silver to do any further act or make any further payment and, except as provided herein to the contrary, in no event shall this agreement or any act done or any payment made be construed as an obligation of Hi Ho Silver to do or perform any work or make any payments on or with respect to the Property.

3. EXERCISE OF OPTION - SHAREHOLDERS’ VENTURE AGREEMENT

3.01 Hi Ho Silver shall have exercised the First Option and shall have acquired a 51% undivided beneficial interest in and to the Property by paying the aggregate sum of $75,000 to St. Elias (including the sum of $10,000, which was paid by Hi Ho Silver to St. Elias upon the execution of the Letter Agreement and the receipt of which is hereby acknowledged by St. Elias), incurring $2,000,000 in Exploration Expenditures, and by issuing to St. Elias 500,000 common shares in the capital stock of Hi Ho Silver, all in accordance with paragraph 1.01 hereof. Hi Ho Silver shall acquire no additional interest in and to the Property by electing to be granted, and subsequently failing to exercise, the Second Option, and in such event shall receive no credit for the incurrence of Exploration Expenditures over $2,000,000.

3.02  Hi Ho Silver shall have exercised the Second Option and shall have acquired a 70% undivided beneficial interest in and to the Property by having exercised the First Option, by incurring additional Exploration Expenditures of $3,000,000 pursuant to this agreement and by issuing to St. Elias an additional 1,000,000 shares, all on or before the third anniversary of the Election Date.

3.03  If the First Option alone is exercised or if the First and Second Options are exercised, all further work on and with respect to the Property, and the subsequent relationship between the Optionor and St. Elias in relation to the Property shall be governed by an agreement (the “Shareholders’ Venture Agreement”) between the parties, substantially in the form as attached hereto as Schedule “B”. The said Shareholders’ Venture Agreement shall come into effect without it having been executed by any party.

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4. REGULATORY APPROVAL

4.01  The issuance of the shares of Hi Ho Silver pursuant to sub-paragraphs 1.01(b), 1.01(e), 1.01(h) and 1.01(j) hereof, and sub-paragraphs 1.03(c), 1.03(f) and 1.03(i) hereof, may be subject in each case to Hi Ho Silver filing with the Exchange a technical report prepared by an independent engineer or geologist summarizing the work carried out on the Property by Hi Ho Silver and recommending further work. Hi Ho Silver agrees to use its best efforts to file such a report on a timely basis to permit the issuance of the subject shares on or before the applicable dates; PROVIDED HOWEVER that notwithstanding that any number of shares may not have been issued by the applicable date, Hi Ho Silver shall not lose any of its rights hereunder if it has filed such a report with the Exchange and is diligently seeking the consent of such body to the issuance of such shares.

4.02  St. Elias acknowledges and accepts that the shares of Hi Ho Silver received by St. Elias hereunder shall be subject to restrictions on trading as required by applicable law.

5. TRANSFER OF TITLE

5.01  Forthwith following the exercise of the First Option and Hi Ho Silver, St. Elias shall initiate all steps required to transfer and register with the applicable governmental agencies a 51% interest in the Property or other evidence satisfactory to Hi Ho Silver that Hi Ho Silver holds a 51% interest in the Property.

5.02  If Hi Ho Silver exercises the Second Option, St. Elias shall initiate all steps required to transfer and register with the applicable governmental agencies a further 19% interest in the Property or other evidence satisfactory to Hi Ho Silver that Hi Ho Silver holds a 70% interest in the Property.

5.03  At any time prior to the exercise of the First Option and at the request of Hi Ho Silver, St. Elias will deliver, to Hi Ho Silver’s attorneys, a Bill of Sale or any such documents as required, transferring a 51% interest in the Property to Hi Ho Silver and Hi Ho Silver’s attorneys shall hold such Bill of Sale or other document(s) in trust until the First Option has been exercised.

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6. RIGHT OF ENTRY - PROGRAMS

6.01  During the currency of this agreement prior to the exercise of the First Option, or the First Option and the Second Options, as the case may be, Hi Ho Silver, its servants, agents and workmen and any persons duly authorized by Hi Ho Silver, shall have the right of access to and from and, subject to sub-paragraph 10.01(f) hereof, the exclusive right to enter upon and take possession of and prospect, explore and develop the Property and to manage and operate the exploration programs on the Property, in such manner as Hi Ho Silver in its sole discretion may deem advisable.

7. REPRESENTATIONS AND WARRANTIES OF ST. ELIAS

7.01  St. Elias represents and warrants to Hi Ho Silver that:

(a) St. Elias owns 100% of the Property;

(b) the Property is now duly recorded and in good standing in accordance with the laws of the jurisdiction in which the Property is situated and, except as specified in Schedule "A" and accepted by Hi Ho Silver, are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof and until the dates set opposite the respective names thereof in Schedule "A";

(c) it has full corporate right, capacity, power and authority to enter into this agreement without first obtaining the consent of any other person or body corporate and this agreement has been authorized by all necessary corporate action on the part of St. Elias and St. Elias has full right and authority to enter into this Agreement;

(d) St. Elias is a company validly existing and in good standing under the laws of the province of British Columbia and is up to date with respect to its filings with the applicable governmental corporate agency;

(e) the entering into this agreement does not conflict with any applicable laws or with the charter documents of St. Elias and will not result in a breach of any agreement or instrument to which St. Elias is a party;

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(f) it has the exclusive right to enter into this agreement and all necessary authority to assign to Hi Ho Silver, up to a 70% beneficial right, title and interest in and to the Property;

(g) St. Elias has the exclusive right to receive 100% of the proceeds from the sale of minerals, metals, ores or concentrates removed from the Property and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on such materials removed from the Property or is entitled to take such materials in kind;

(h) the Property is free and clear of all liens, charges and encumbrances of every nature and is to the best of St. Elias’s knowledge wholly within Crown Lands;

(i) to the best of its knowledge and belief, reclamation and rehabilitation of those parts of the Property which have been previously worked by persons other than St. Elias have been properly completed by such other persons in compliance with laws applicable at the time that the work took place;

(j)  it has advised Hi Ho Silver of all of the material information relating to the mineral potential of the Property which St. Elias has in its possession or under its control;

(k)  it is legally entitled to hold the Property and the Property Rights and will remain so entitled until the interest of St. Elias in the Property which is subject to the First Option and Second Option has been duly transferred to Hi Ho Silver as contemplated hereby;

(l)  it is, and at the time of the transfer to Hi Ho Silver of an interest in the mineral claims comprising the Property pursuant to the exercise of the First Option and the Second Option it will be, the recorded holder and the legal and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges, encumbrances, claims of others, surface right restrictions, environmental hazards and liabilities except as noted on Schedule "A", and no taxes or rentals are or will be due in respect of any of the mineral claims;

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(m) the consummation of the transactions herein contemplated will not:

(1)
conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which St. Elias is a party or by which it is bound or to which it is subject;

(2)
constitute the sale, lease or exchange of all or substantially all of the assets, property or undertaking of St. Elias, or an extraordinary sale of St. Elias’s property, or a fundamental change of St. Elias;

(n)there are not any adverse claims or challenges against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of St. Elias is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property other than as set out in Schedule "A"; and

(o)no proceedings are pending for, and St. Elias is unaware of any basis for the institution of any proceedings leading to the placing of St. Elias in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

7.02  The representations and warranties hereinbefore set out are conditions upon which Hi Ho Silver has relied on entering into this agreement and shall survive the exercise of the First Option and the Second Option for a period of two years, and St. Elias hereby indemnifies and saves Hi Ho Silver harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

8. REPRESENTATIONS AND WARRANTIES OF HI HO SILVER

8.01  Hi Ho Silver represents and warrants to St. Elias that:

(a) it has full corporate power and authority to enter into this agreement;

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(b) it is a company validly existing and in good standing under the laws of Canada and is up to date with respect to its filings with the applicable governmental corporate agency;

(c) it has the power to enter into this agreement and all necessary authority to acquire from St. Elias up to a 70% right, title and interest in and to the Property;

(d) the entering into of this agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound;

(e) it is using its best efforts to have its common shares listed and called for trading on the Exchange;

8.02  The representations and warranties hereinbefore set out are conditions upon which St. Elias has relied on entering into this agreement and shall survive the exercise of the First Option and the Second Option for a period of two years, and Hi Ho Silver hereby indemnifies and saves St. Elias harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

9. COVENANTS OF ST. ELIAS

9.01  St. Elias hereby covenants with and to Hi Ho Silver that:

(a) it will, forthwith following the execution and delivery of this agreement, provide Hi Ho Silver from time to time with all of the data and information in its possession or under its control relating to the mineral potential of the Property and to St. Elias’s exploration activities on and in connection with the Property including but not limited to all geophysical, geochemical and geographic data, reports, maps, surveys and exploration results; and

(b) until such time as the First Option or the Second Option, as the case may be, is exercised or otherwise terminates, it will not deal, or attempt to deal with its right, title and interest in and to the Property in any way that would or might affect the right of Hi Ho Silver to become absolutely vested in up to a 70% interest in and to the Property, free and clear of any liens, charges and encumbrances, other than as set out herein.

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10. COVENANTS OF HI HO SILVER

10.01  Hi Ho Silver covenants and agrees with St. Elias that until the First Option, or the First Option and the Second Option, as the case may be, are exercised or otherwise terminate, subject to the provisions of paragraph 6.02 hereof, it shall, where applicable:

(a) timely make all rental and other payments and do such other acts as may be required in order to maintain the Property in good standing at all times, including the application, if necessary or desirable, for another form of successor mineral tenure for the Property;

(b) keep the Property clear of liens and other charges arising from its operations thereon;

(c) carry on all operations on the Property in a competent and workmanlike manner and in compliance with all applicable governmental regulations and restrictions including, without limiting generality, those regulations relating to reclamation costs and protection of the environment;

(d) pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or Hi Ho Silver’s operations thereon;

(e) indemnify and hold St. Elias harmless from any and all liabilities, costs, damages or charges arising from the failure of Hi Ho Silver to comply with the covenants contained in this article or otherwise arising from its operations on the Property including, without limiting generality, Hi Ho Silver’s covenant to comply with all regulations and restrictions relating to reclamation costs and the protection of the environment;

(f) allow St. Elias or any duly authorized agent or representative of St. Elias to inspect the Property upon giving Hi Ho Silver 24 hours notice; PROVIDED HOWEVER that it is agreed and understood that St. Elias or any such agent or representative shall not interfere with Hi Ho Silver’s activities on the Property and shall be at his or her own risk and that Hi Ho Silver shall not be liable for any loss, damage or injury incurred by St. Elias or its agent or representative arising from its inspection of the Property, however caused;

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(g)provide St. Elias with a comprehensive annual factual report, in writing, with respect to its operations on the Property including all factual maps, reports, assay results and other technical data prepared or obtained by Hi Ho Silver in connection with its operations on the Property;

(h) require its contractors and subcontractors to maintain adequate insurance with respect to their operations on and relating to the Property; and

(i) maintain accurate books and records relating to the incurrence of Exploration Expenditures and all operations on and relating to the Property.

11 SHARE DISPOSITIONS

11.01  St. Elias shall dispose of the shares of Hi Ho Silver to be issued to it hereunder only in accordance with all applicable laws, regulations and policies.

12. TERMINATION

12.01  Hi Ho Silver, may terminate this agreement at any time upon giving not less than 30 days’ notice thereof to St. Elias.

12.02  Notwithstanding paragraph 12.01, if Hi Ho Silver fails to make any payment or fails to do any thing on or before the last day provided for such payment or performance under this agreement, St. Elias may terminate this agreement but only if:

(a) it shall have first given to Hi Ho Silver written notice of the failure containing particulars of the payment which Hi Ho Silver has not made or the act which Hi Ho Silver has not performed; and

(b) Hi Ho Silver has not, within 30 days following delivery of St. Elias's notice, given notice to St. Elias that it has cured such failure or commenced proceedings to cure such failure by appropriate payment or performance (Hi Ho Silver hereby agreeing that should it so commence to cure any failure it will prosecute the same to completion without undue delay, and in any event shall use its reasonable best efforts to cure the failure within 60 days).

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Should Hi Ho Silver fail to deliver the notice provided for in subparagraph 12.02(b) within the said 30 days, this agreement shall terminate thereafter at the election of St. Elias, upon St. Elias giving Hi Ho Silver notice thereof.

12.03  Upon termination of this agreement Hi Ho Silver shall deliver to St. Elias, within 30 days of the effective date of termination, copies of all factual maps, reports, assay results and other factual data and documentation relating to its operations on the Property, and provide St. Elias with access to and ownership and control over all samples, drill core and sample pulps generated by Hi Ho Silver’s activities on the Property.

12.04  Upon the termination of this agreement, Hi Ho Silver forfeits any and all interest in the Property hereunder and shall cease to be liable to St. Elias in debt, damages or otherwise save for the performance of those of its obligations which were not satisfied on the effective date of termination. Such obligations shall include all work in progress, all contractual commitments which cannot be terminated in a cost-effective manner, and all of Hi Ho Silver obligations set out in sub-paragraph 10.01(c) hereof.

12.05  Upon termination of this agreement, Hi Ho Silver, upon giving reasonable notice to St. Elias, shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures therefrom.

13. INDEPENDENT ACTIVITIES

13.01  Except as expressly provided herein, each party shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate therein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein. The legal doctrines of "corporate opportunity" sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of any party. In particular, without limiting the foregoing, no party shall have an obligation to any other party as to:

(a) any opportunity to acquire, explore and develop any mining property, interest or right presently owned by it or offered to it outside the Property at any time; and

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(b) the erection of any mining plant, mill, smelter or refinery, whether or not such mining plant, mill, smelter or refinery treats ores or concentrates from the Property.

14. AREA OF INTEREST

14.01  If either St. Elias or Hi Ho Silver shall, directly or indirectly, locate or otherwise acquire during the term of this agreement any mineral interest which lies wholly or partly within the “Area of Interest” (as hereinafter defined), such party shall give the other party notice of such acquisition within 30 days thereafter together with copies of all related geological and other data in its possession and such mineral interest shall be deemed to be included, at no cost to the non-acquiring party, in the definition of the “Property” for the purposes of this agreement.

14.02  In this agreement, “Area of Interest” means any mineral interest which lies wholly or partly within the outside boundary of the Property as constituted on the date of this agreement.

15. CONFIDENTIALITY OF INFORMATION

15.01  Except as otherwise provided in this paragraph, both parties shall treat, and shall cause their respective agents, employees and consultants to treat, all data, reports, records and other information relating to this agreement and the Property as confidential and shall not trade, and shall cause their respective agents, employees and consultants to refrain from trading, in the securities of any company based on such information. The text of any news release or any other public statements, other than those required by law or regulatory bodies or stock exchanges, which a party desires to make shall be sent to the other party for its comments prior to publication and shall not include references to the other party unless such party has given its prior consent in writing. The text of any disclosure which a party is required to make by law, by regulatory bodies or stock exchanges shall be sent to the other party prior to filing in order that the other party may have the opportunity to comment thereon. For all public disclosure, whether required to be made or not, any reasonable changes requested by the non-disclosing party shall be incorporated into the disclosure document.

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16. ARBITRATION

16.01  If there is any disagreement, dispute or controversy (hereinafter collectively called a "dispute") between the parties with respect to any matter arising under this agreement or the construction hereof, then the dispute shall be determined by arbitration in accordance with the following procedures:

(a) the parties to the dispute shall appoint a single mutually acceptable arbitrator. If the parties cannot agree upon a single arbitrator, then the party on one side of the dispute shall name an arbitrator, and give notice thereof to the party on the other side of the dispute;

(b) the party on the other side of the dispute shall within 14 days of the receipt of notice, name an arbitrator; and

(c) the two arbitrators so named shall, within seven days of the naming of the later of them, name a third arbitrator.

If the party on either side of the dispute fails to name its arbitrator within the allotted time, then the arbitrator named may make a determination of the dispute. Except as expressly provided in this paragraph, the arbitration shall be conducted in Vancouver, B.C. and in accordance with the Commercial Arbitration Act (British Columbia). The decision shall be made within 30 days following the naming of the latest of them, shall be based exclusively on the advancement of exploration, development and production work on the Property and not on the financial circumstances of the parties, and shall be conclusive and binding upon the parties. The costs of arbitration shall be borne equally by the parties to the dispute unless otherwise determined by the arbitrator(s) in the award.

17. DELAYS

17.01  If any party should be delayed in or prevented from performing any of the terms, covenants or conditions of this agreement by reason of a cause beyond the control of such party, whether or not foreseeable, excluding lack of funds but including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts, wars, acts of God, government regulation (including currency control) or interference or the inability to secure on reasonable terms any private or public permits or authorizations, then any such failure on the part of such party to so perform shall not be deemed to be a breach of this agreement and the time within which such party is obliged to comply with any such term, covenant or condition of this agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof, and the day upon which the same arose, and shall take all reasonable steps to remove the cause of such delay or prevention, and shall give like notice forthwith following the date that such cause ceased to subsist.

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18. ASSIGNMENT

18.01  If a party (hereinafter in this paragraph referred to as the "Owner"):

(a) receives a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Owner to purchase all or any part all of the Owner's interest in this agreement, which offer the Owner desires to accept;

(b) or if the Owner intends to sell all or any part of its interest in this agreement.

The Owner shall first offer (the "Offer") such interest in writing to the other party upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Owner, as the case may be. The Offer shall specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term shall, in the case of an intended offer by the Owner, mean the person or persons to whom the Owner intends to offer its interest) and, if the offer received by the Owner from the Proposed Purchaser provides for any consideration payable to the Owner otherwise than in cash, the Offer shall include the Owner's good faith estimate of the cash equivalent of the non-cash consideration. If within a period of 60 days of the receipt of the Offer, the other party notifies the Owner in writing that it will accept the same, the Owner shall be bound to sell such interest to the other party (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer. If the Offer so accepted by the other party contains the Owner's good faith estimate of the cash equivalent consideration as aforesaid, and if the other party disagrees with the Owner's best estimate, the other party shall so notify the Owner at the time of acceptance and the other party shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the other party so notifies the Owner, the acceptance by the other party shall be effective and binding upon the Owner and the other party and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and shall be payable by the other party, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration. The other party shall in such case pay to the Owner, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Owner being sold, the total purchase price which it specified in its notice to the Owner and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration. If the other party fails to notify the Owner before the expiration of the time limited therefor that it will purchase the interest offered, the Owner may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, provided that the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 60 days. Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the other party, in form and content satisfactory to its counsel, to be bound by the terms and conditions of this agreement and upon the receipt, if applicable, of the prior approval of the Minister.

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19. NOTICES

19.01  Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by fax, addressed as follows:

In the case of St. Elias:

St. Elias Mines Ltd.
Suite 604 - 700 West Pender Street
Vancouver, BC V6C 1G8

Attention: Lori McClenahan, President
Fax No.: (604) 669-9626

In the case of the Hi Ho Silver:

Hi Ho Silver Resources Inc.
#15A, 3045 Southcreek Road
Mississauga ON L4X 2E9

Attention: Frederick S. Fisher, President
Fax No.: 905) 602-4656

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and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the tenth business day following the date of mailing, or, if faxed, on the next succeeding business day following the faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

20. GENERAL TERMS AND CONDITIONS

20.01  The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this agreement.

20.02  This agreement shall represent the entire understanding between the parties with respect to the subject matter hereof and replaces and supersedes the Letter Agreement between them dated May 18, 2005. No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by both parties hereto.

20.03  The titles to the articles to this agreement shall not be deemed to form part of this agreement but shall be regarded as having been used for convenience of reference only.

20.04  The schedules to this agreement shall be construed with and as an integral part of this agreement to the same extent as if they were set forth verbatim herein.

20.05  All references to dollar amounts contained in this agreement are references to Canadian funds unless expressly set out to the contrary.

20.06  This agreement shall be governed by and interpreted in accordance with the laws in effect in British Columbia, and is subject to the exclusive jurisdiction of the Courts of British Columbia.

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20.07  This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

20.08  If it does not become necessary or desirable to incorporate a Holdco, the parties shall use their bona fide best efforts to replace the Shareholders’ Venture Agreement with a joint venture agreement having equivalent effect.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written.

The COMMON SEAL of ST. ELIAS MINES LTD. was hereunto affixed in the presence of: /s/ Signed	) ) ) ) ) ) )	c/s

HI HO SILVER RESOURCES INC.

/s/ Signed
Authorized Signatory

This is page 22 of that certain agreement dated September 12, 2005, between St. Elias Mines Ltd. of the first part and Hi Ho Silver Resources Inc. of the second part.

22

SCHEDULE “A”

TO THAT CERTAIN AGREEMENT BETWEEN ST. ELIAS MINES LTD., OF THE FIRST PART AND HI HO SILVER RESOURCES INC. OF THE SECOND PART MADE AS OFSEPTEMBER 12, 2005

THE “PROPERTY”

All mineral claims that comprise the Property are located in the Greenwood Mining Division of British Columbia

TENURE NUMBER	CLAIM NAME	ANNIVERSARY DATE	SIZE (Ha)
509186	Carmi West Pit	March 17, 2006	524.339
509187	Carmi East	March 17, 2006	524.246
509188	Carmi SE	March 17, 2006	524.521
509189	Carmi SW	March 18, 2006	524.52
512778	Carmi Main	July 02, 2006	776.01
Total size (Ha)			2873.636

The only surface right restrictions that St. Elias is aware of with respect to the Property are potential shared cattle grazing, timber and other crown granted rights.

SCHEDULE “B”

TO THAT CERTAIN AGREEMENT BETWEEN ST. ELIAS MINES LTD., OF THE FIRST PART AND HI HO SILVER RESOURCES INC. OF THE SECOND PART MADE AS OFSEPTEMBER 12, 2005

KETTLE RIVER PROPERTY
SHAREHOLDERS’ VENTURE AGREEMENT

I N D E X

KETTLE RIVER PROPERTY
SHAREHOLDERS' VENTURE AGREEMENT

THIS AGREEMENT made the ____ day of __________, 20___;

AMONG:

ST. ELIAS MINES LTD., a company duly incorporated under the laws of British Columbia and having its head office at Suite 604 - 700 West Pender Street, Vancouver, B.C., V6C 1G8

(hereinafter referred to as "St. Elias")

OF THE FIRST PART,

AND:

HI HO SILVER RESOURCES INC., a company duly incorporated under the laws of Canada and having an office at #15A, 3045 Southcreek Road, Mississagua, Ontario, L4X 2E9

(hereinafter called "Hi Ho Silver")

OF THE SECOND PART,

AND:

HOLDCO, a company duly incorporated under the laws of ♦, and having a registered office at ♦

(hereinafter called "Holdco")

OF THE THIRD PART,

WHEREAS:

A. By agreement (the "Original Agreement") dated as of September 12, 2005, between St. Elias and Hi Ho Silver, St. Elias and Hi Ho Silver agreed to form a venture with the purpose of developing and if warranted, placing into commercial production, certain mineral properties situated in British Columbia; and

B. The parties have agreed to give effect to the venture relationship through a corporate entity, and have incorporated Holdco for this purpose.

1. INTERPRETATION

1.01  In this Agreement, in addition to those defined individually elsewhere herein, the following words, phrases and expressions shall have the following meanings:

(a) "Accounting Procedure" means the procedure attached to this Agreement as Appendix I.

(b) "Affiliate" shall have the meaning attributed to it in the Canada Business Corporation Act, as amended.

(c) "Assets" means all tangible and intangible goods, chattels, improvements or other items including, without limiting generality, land, buildings, and equipment but excluding the Property, acquired for or made to the Property under this Agreement in connection with the Mining Operations.

(d) "Board of Directors" means the board of directors of Holdco elected or appointed pursuant to paragraph 4.02.

(e) “Completion Date” means the date on which it is demonstrated to the satisfaction of the Shareholders’ Committee that the preparing and equipping of the Mine for commercial production is complete.

(f) "Construction" means every kind of work carried out during the Construction Period by the Operator in accordance with the Feasibility Report approved by the Shareholders’ Committee.

(g) “Construction Period” means, unless the Production Notice is subsequently withdrawn, the period beginning on the date a Production Notice is given and ending on the Completion Date.

(h) "Costs" means, except as to Prior Exploration Costs, all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, incurred by Holdco and funded by the Shareholders by way of contributions to capital in accordance with this Agreement. Without limiting generality, the following categories of Costs shall have the following meanings:

(i) "Construction Costs" means those Costs recorded by the Operator during the Construction Period, including, without limiting generality, the Operator's fee contemplated in article 11.

(ii) "Exploration Costs" means those Costs recorded by the Operator during the Exploration Period, including, without limiting generality, the Operator's fee contemplated in article 11.

(iii)  "Mine Costs" means Construction Costs and Operating Costs.

(iv) "Operating Costs" means those Costs incurred by Holdco subsequent to the Operative Date, including, without limiting generality, the Operator's fee contemplated in article 11; and

(v) "Prior Exploration Costs" means the deemed capital contributions of the parties under paragraph 7.07.

(i) "Director" means a member of the board of directors of Holdco.

(j)  “Feasibility Report” means a detailed report, in form and substance sufficient for presentation to arm’s length institutional lenders considering project financing, showing the feasibility of placing any part of the Property into commercial production as a Mine and shall include a reasonable assessment of the various categories of ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Property into commercial production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations and including at least the following:

•	a description of that part of the Property to be covered by the proposed Mine;

•	the estimated recoverable reserves of Minerals and the estimated composition and content thereof;

•	the proposed procedure for development, mining and production;

•	results of ore amenability treatment tests (if any);

•
the nature and extent of the facilities proposed to be acquired, which may include mill facilities if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

•
the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed Mine, including a schedule of timing of such requirements;

•	all environmental impact studies and costs of implementation;

•	the period in which it is proposed the Property shall be brought to commercial production; and

•
such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations including a cost comparison between purchasing or leasing and renting of facilities and equipment required for the operation of the Property as a Mine.

(k) "Joint Operation" shall have the meaning attributed to it in paragraph 2.01.

(l) "Mine" means the workings established and Assets acquired, including, without limiting generality, development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Property into commercial production in accordance with the Production Notice.

(m) "Minerals" means any and all ores (and concentrates derived therefrom) and minerals, precious and base, metallic and non-metallic, in, on or under the Property which may lawfully be explored for, mined and sold.

(n) "Mining Operations" means every kind of work done by the Operator:

(i) on or in respect of the Property in accordance with a Program or Production Notice; or

(ii) if not provided for in a Program or Production Notice, unilaterally and in good faith to maintain the Property in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which the Shareholders’ Committee has not given it directions;
including, without limiting the generality of the foregoing, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, processing, rehabilitation, reclamation, and environmental protection.

(o) "Net Smelter Returns Royalty" shall have the meaning attributed to it in Appendix II.

(p) "Operating Plan" means the annual plan of Mining Operations submitted pursuant to paragraph 14.02.

(q) "Operative Date" means the date upon which this Agreement becomes effective.

(r) "Operator" means the party appointed as the Operator in accordance with article 5.

(s) "Participant" means a party that is contributing to Costs.

(t) "party" or "parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

(u) "Prime Rate" means the rate of interest stated by the Bank of Nova Scotia, Main Office, Vancouver, British Columbia, as being charged by it on Canadian Dollar demand loans to its most creditworthy domestic commercial customers.
“Production Notice” has the meaning set out in paragraph 9.02.

(v) "Program" means the work plan and budget of Mining Operations conducted during the Exploration Period and adopted pursuant to paragraph 7.02.

(w) "Property" means the mineral properties that become subject to this Agreement on the Operative Date, any additional mineral properties that become part of the Property pursuant to this Agreement, the Minerals thereon, all information obtained from Mining Operations and those rights and benefits appurtenant to the Property that are acquired for the purpose of conducting Mining Operations.

(x) "Proportionate Share" means that share which is equal to a party's percentage Share Participation.

(y) “Shareholders’ Committee” means the committee established under paragraph 4.01.

(z) "Shares" means the ordinary shares of Holdco with a par value of ♦ each, as constituted as of the date hereof or as may be subsequently altered.

(aa) "Share Participation" means the number of shares of Holdco beneficially owned by any party, expressed as a percentage interest, subject to adjustment according to article 7.

(bb) "Shareholder" means any party with a Share Participation.

(cc) “Simple Majority” means a decision made by the Shareholders’ Committee by more than 50% of the votes represented and entitled to be cast at a meeting thereof.

(dd) “Special Majority” means a decision made by the Shareholders’ Committee by more than 70% of the votes represented and entitled to be cast at a meeting thereof.

(ee) "$" means Canadian Dollars.

1.02  The words "article", "paragraph", "subparagraph", "herein" and "hereunder" refer to this Agreement. The words "this Agreement" include every Schedule or Appendix attached hereto.

1.03  The captions and the emphases of the defined terms have been inserted for convenience and do not define the scope of any provision.

2. FORMATION OF THE VENTURE

2.01  The parties hereby agree to associate and participate as Shareholders in a joint operation (herein called the "Joint Operation") for the purpose of exploring the Property and developing and placing the Property or a portion thereof in commercial production by establishing and operating a Mine.

2.02  Except as expressly provided in this Agreement, each party shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Joint Operation, without consulting any other party. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture or operation of any party and no party shall have any obligation to another party with respect to any opportunity to acquire any assets at any time outside of the Property, or within the Property after the termination of this Agreement. Unless otherwise agreed in writing, no party shall have any obligation to mill, beneficiate or otherwise treat any Minerals or any other party's share of Minerals in any facility owned or controlled by such party.

2.03  Each Shareholder shall vote or cause to be voted the Shares held or controlled by it in such a way as to fully implement the terms and conditions of this Agreement and shall, if any director acts contrary to the terms of this Agreement, forthwith use its best efforts to take or cause to be taken such steps as are necessary to cause such director to act in accordance with the terms and conditions of this Agreement and failing same, to remove such director from office.

2.04  In the event of any conflict between the provisions of this Agreement and the Charter document or such other constating documents of Holdco, the provisions of this Agreement shall have precedence and shall govern to the extent permitted under applicable law. Each Shareholder agrees to vote or cause to be voted the Shares held or controlled by it as necessary so as to cause the Charter document or such other constating documents of Holdco to be amended to resolve any such conflict in favour of the provisions of this Agreement. It is the intent of the parties that Holdco be incorporated under a corporate statute which is consistent with the terms and conditions of this Agreement and which imposes few or no restrictions on the implementation hereof. The parties agreement to cause Holdco to be incorporated in such a jurisdiction, and to cause Holdco to be continued into any other jurisdiction thereafter in order to implement such intent.

2.05  Holdco by its execution hereof hereby acknowledges that it has actual notice of the terms of this Agreement, consents thereto and hereby covenants with each of the Shareholders and the other parties that it will at all times during the continuance hereof be governed by this Agreement in carrying out its business and affairs and accordingly shall give or cause to be given such notice, execute, or cause to be executed such deeds, transfers and documents, and cause to be done all such acts, matters and things as may from time to time be necessary or conducive to the implementation of the terms and intent of this Agreement.

2.06  All share certificates issued by Holdco shall have typed or otherwise written thereon the following legend:

"The Shares represented by this certificate are subject to the provisions of the Kettle River Property Shareholders’ Venture Agreement dated for the reference the __ day of______, 20___, among St. Elias Mines Ltd., Hi Ho Silver Resources Inc .and Holdco, which agreement contains restrictions on the right of the holder hereof to sell, assign, transfer, dispose of, donate, mortgage, encumber, charge or otherwise deal with the Shares represented hereby and notice of those restrictions is hereby given."

2.07  Each person who becomes a Shareholder hereafter shall subscribe to and be bound by the terms of this Agreement and shall signify assent to the terms hereof by signing this Agreement or by delivering an instrument in writing duly executed under seal to the secretary of Holdco and to the existing Shareholders indicating an intention to be bound by the terms hereof and setting out an address for delivery hereunder.

2.08  The provisions of this Agreement relating to the Shares shall apply mutatis mutandis to any shares or securities into which the Shares may be converted, changed, reclassified, redivided, redesignated, redeemed, subdivided or consolidated; to any shares or securities that are received by the Shareholders as a stock dividend or distribution payable in shares or securities of Holdco; and to any shares or securities of Holdco or of any successor to Holdco that may be received by the Shareholders on a reorganization, amalgamation, consolidation, or merger, statutory or otherwise.

2.09  It is the parties’ intention that on or before the issuance of a Production Notice, all Mining Operations shall be conducted by Holdco through their employees, contractors and agents under the management, supervision and control of the Shareholders’ Committee (and as far as necessary, the Board of Directors) and that HoldCo will be a “stand-alone” mining company with sufficient staff to undertake directly Mining Operations supported by the management expertise of the Shareholders’ Committee.

3. SHARE PARTICIPATIONS

3.01  Except as otherwise provided herein, the parties shall bear all Costs and all liabilities arising under this Agreement in proportion to their respective Share Participations.

3.02  On the Operative Date the respective Share Participations of the parties shall be as follows:

a. If, pursuant to the Original Agreement, the First Option alone has been exercised:

Party	Share Participation
St. Elias	49%
Hi Ho Silver	51%

b. If, pursuant to the Original Agreement, the First Option and the Second Option have been exercised:

Party	Share Participation
St. Elias	30%
Hi Ho Silver	70%

4. SHAREHOLDERS’ COMMITTEE AND BOARD OF DIRECTORS

4.01  Except as herein otherwise provided, the Shareholders’ Committee shall make all decisions in respect of Mining Operations. Each party shall, forthwith following the Operative Date, appoint one representative and one alternate representative to the Shareholders’ Committee. The alternate representative may act for a party’s representative in his absence.

4.02  Notwithstanding the appointment or election of the Board of Directors, the parties will cause Holdco, to the greatest extent permitted by law, to be managed by the Shareholders’ Committee. The Board of Directors shall not act upon or support or implement any proposals put forward at a meeting of the Board of Directors and which requires the approval of the Shareholders’ Committee unless that approval has first been obtained.

4.03  The Operator shall call a Shareholders’ Committee meeting at least once every 12 months, and, in any event within 14 days of being requested to do so by any representative to the Shareholders’ Committee.

4.04  The Operator shall give notice, specifying the time and place of, and the agenda for, the meeting, to all representatives at least seven days before the time appointed for the meeting. Unless otherwise agreed to by the Shareholders’ Committee, all meetings of the Shareholders’ Committee shall be held in Vancouver, British Columbia.

4.05  Notice of a meeting shall not be required if representatives of all the parties are present and unanimously agree upon the agenda.

4.06  A quorum for any Shareholders’ Committee meeting shall be present if the representative or all the representatives of parties holding Share Participations of not less than 50 percent and one nominee of each of St. Elias and Hi Ho Silver are present. If a quorum is present at the meeting, the Shareholders’ Committee shall be competent to exercise all of the authorities, powers and discretions herein bestowed upon it hereunder. The Shareholders’ Committee shall not transact any business at a meeting unless a quorum is present at the commencement of the meeting. If a quorum is not present within 30 minutes following the time appointed for the commencement of the Shareholders’ Committee meeting, the meeting shall be automatically re-scheduled for the same time of day and at the same place five business days later, and the Operator shall be under no obligation to give any party notice thereof. A quorum shall be deemed to be present at such re-scheduled meeting for all purposes under this Agreement if at least one representative is present, and a party or parties holding a Share Participation of not less than 35% is or are represented. A representative may attend and vote at a meeting of the Shareholders’ Committee by telephone conference call in which each representative may hear, and be heard by, the other representatives.

4.07  The Shareholders’ Committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to its party's Share Participation. Except as otherwise set out in this Agreement, the Shareholders’ Committee shall make decisions by Simple Majority. In the event of a tied vote, the chairman shall have a casting vote in addition to the votes to which the chairman is entitled to cast as the representative of a party.

4.08  The representative and alternate representative of the Operator shall be the chairman and secretary, respectively, of the Shareholders’ Committee meeting. The chairman shall be empowered to conduct all meetings of the Shareholders’ Committee

4.09  The secretary of the Shareholders’ Committee meeting shall take minutes of that meeting and circulate copies thereof to each representative within 15 days of the conclusion of a meeting. The Shareholders’ Committee will approve or suggest corrections to the minutes within 30 days of receipt, failing which the minutes will be deemed to have been approved by the Shareholders’ Committee as written. If suggested corrections to minutes are submitted by a member of the Shareholders’ Committee within the time provided, the approval, and if appropriate the correction, of the minutes will be the first order of business of the Shareholders’ Committee at its next succeeding meeting.

4.10  The Shareholders’ Committee may make decisions by obtaining the consent in writing of the representatives of all parties. Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Shareholders’ Committee.

4.11  Shareholders’ Committee decisions made in accordance with this Agreement shall be binding upon all of the parties.

4.12  Each party shall bear the expenses incurred by its representatives and alternate representatives in attending meetings of the Shareholders’ Committee.

4.13  The Shareholders’ Committee may, by agreement of the representatives of all the parties, establish such other rules of procedure, not inconsistent with this Agreement, as the Shareholders’ Committee deems fit.

4.14  Reference in this section to the "parties" shall apply during the Exploration Period. After the date of a Production Notice this section shall be read as if the word "Participant" appeared wherever the word "party" appears.

4.15  The parties agree that Holdco shall not be permitted to undertake any of the following activities without a resolution of the Shareholders’ Committee approved by a Special Majority:

(a) a change in the number or composition of the Board of Directors or the Shareholders’ Committee from that set forth in this Agreement;

(b) any delegation of any powers of the Board of Directors or the Shareholders’ Committee, except as may be permitted by this Agreement;

(c) the change of any dividend or distribution policy;

(d) the determination of any salaries or bonuses or fees to directors of Holdco, representatives serving on the Shareholders’ Committee and non-fulltime employees who are associated with any party;

(e) the approval of a Feasibility Report or any material amendment or supplement of a Feasibility Report;

(f) a transaction between Holdco and any party or an Affiliate of any party which is not on ordinary commercial terms or which in any event is for an amount in excess of $125,000 (except creation of and payments under loans to finance Mine Costs made and approved by the Shareholders’ Committee for any of the purposes contemplated by this Agreement), in which case the approval required by this paragraph for any such transaction shall have been given by the other parties then holding 75% of the outstanding shares remaining after the deduction of the Share Participation held by the subject party;

(g) the settlement of any litigation providing for the payment to or payment by Holdco of an amount greater than $100,000;

(h) following the commencement of the Construction Period, the permanent termination of Mining Operations unless Mining Operations have been suspended for 49 consecutive months;

(i) the temporary suspension of Mining Operation, unless the cash operating costs of the metal concentrates and ore (net of other metal credits) exceed 80% of the weighted average metal concentrates and ore price realized by Holdco for final settlements on the sale by Holdco of its metal concentrates and ore during a four month period calculated at any time within 30 days of the determination, in which event the determination of a temporary suspension will be by Simple Majority;

(j) the issuance of any additional Shares, the receipt of any loans or the issuance or the issuance of any other securities of Holdco, except as provided by this Agreement; and

(k) the incurring of indebtedness of Holdco or the creation of charges or encumbrances in respect of its assets to secure such indebtedness, except for the incurring of indebtedness and the creation of encumbrances in respect of:

(i) the financing or refinancing of Mine Costs; and

(ii) working capital required for Mining Operations following the Completion Date.

4.16  The Parties agree that Holdco shall not be permitted to undertake any of the following activities without a resolution of the Shareholders’ Committee approved by 100% of the Shares represented and entitled to be cast at a meeting thereof:

(a) the acquisition by Holdco of any assets other than those relating to the Property except as contemplated by this Agreement or a Feasibility Report approved pursuant to this Agreement;

(b) a disposition of any assets outside the ordinary course of business, except as contemplated by this Agreement or a Feasibility Report approved pursuant to this Agreement;

(c) the conduct of any business other than the conduct of Mining Operations;

(d) any action relating to the winding up of Holdco;

(e) prior to the Completion Date, the inventorying of the Property for any fiscal year of Holdco; and

(f) the amendment of the Articles or By-Laws of Holdco.

4.17  The Operator will cause to be prepared and promptly submitted to the members of the Shareholders’ Committee appropriate minutes of each meeting of the Shareholders’ Committee. The Shareholders’ Committee will approve or suggest corrections to the minutes within thirty (30) days of receipt, failing which the minutes will be deemed to have been approved by the Shareholders’ Committee as written. In the event that suggested corrections to minutes are submitted by a member of the Shareholders’ Committee within the time provided, the approval, and if appropriate, the correction of the minutes will be the first order of business of the Shareholders’ Committee at its next succeeding meeting. The Operator shall have the responsibility to maintain the corporate records of Holdco.

4.18  Notwithstanding the By-Laws of Holdco, any properly constituted meeting of the Shareholders’ Committee shall be deemed to be a properly constituted Shareholders’ meeting for the purposes of this Agreement and the By-Laws of Holdco.

4.19  If any duly authorized representative of any party fails to vote on any matter when required to do so by the provisions of this Agreement, then the party whose representative is so failing to perform shall take all necessary measures to replace such representative.

4.20  Each Shareholder shall vote or cause to be voted the Shares held or controlled by it so that:

(a) if Hi Ho Silver has a Share Participation of 50% or greater, the Board of Directors shall be comprised of five members, three of which shall be nominated by Hi Ho Silver and two of which shall be nominated by St. Elias;

(b) if Hi Ho Silver has a Share Participation of less than 50%, the Board of directors shall be comprised of five members, three of which shall be nominated by St. Elias and two of which shall be nominated by Hi Ho Silver;

(c) if the laws of the jurisdiction of incorporation of Holdco require the Board of Directors to have one or more directors resident in that jurisdiction, then each of St. Elias and Hi Ho Silver shall be entitled to appoint or elect such directors in the above proportions; and

(d) the President and Secretary of Holdco shall be appointed by the Board of Directors.

4.21  The President shall call a Board of Directors meeting at least once every 12 months, and, in any event, within 14 days of being requested to do so by any director.

4.22  The President shall give notice, specifying the time and place of, and the agenda for, the meeting, to all directors at least seven days before the time appointed for the meeting, or such longer period as may be required by the constating documents of Holdco.

4.23  Notice of a meeting shall not be required if all directors are present and unanimously agree upon the agenda.

4.24  A quorum for any Board of Directors meeting shall be present if there is a majority of the directors present, and at least one nominee of each of Hi Ho Silver and St. Elias. If a quorum is present at the meeting, the Board of Directors shall be competent to exercise all of the authorities, powers and discretions herein bestowed upon it hereunder. The Board of Directors shall not transact any business at a meeting unless a quorum is present at the commencement of the meeting. If a quorum is not present within 30 minutes following the time appointed for the commencement of the Board of Directors meeting, the meeting shall be automatically re-scheduled for the same time of day and at the same place five business days later, and the Operator shall be under no obligation to give any party notice thereof. A quorum shall be deemed to be present at such re-scheduled meeting for all purposes under this Agreement if at least a majority of directors is present. A director shall be entitled to attend a meeting of the directors by telephone conference call or by any other means of telecommunication which enables a director to hear, and to be heard by, each of the other directors present, and if a director does attend by such means, that director shall be deemed to be present for the purposes of determining the quorum for such meeting.

4.25  The Board of Directors shall decide every question submitted to it by a majority vote. In the event of a tied vote, the chairman shall have a casting vote in addition to the votes to which the chairman is entitled to cast in the capacity of a director. For so long as the two Participants have equal Share Participations, the position of chairman for each meeting shall alternate between a director nominated by Hi Ho Silver and a director nominated by St. Elias. If the two Participants have unequal Share Participations, the position of chairman shall be filled by a nominee of the Participant with the larger Share Participation.

4.26  The directors present at a Board of Directors' meeting shall appoint the chairman and secretary of the Board of Directors' meeting.

4.27  The secretary of the Board of Directors' meeting shall take minutes of that meeting and circulate copies thereof to each director.

4.28  The Board of Directors may make decisions by obtaining the consent in writing of all directors. Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Board of Directors.

4.29  Board of Directors decisions made in accordance with this Agreement shall be binding upon all of the parties.

4.30  Each party shall bear the expenses incurred by its directors in attending meetings of the Board of Directors.

4.31  Except as contemplated by this Agreement or with the unanimous consent of the Shareholders, the directors shall not purport to or cause Holdco to:

(a) modify the corporate period or duration of Holdco; or

(b) engage in any business other than that contemplated by this Agreement.

5. OPERATOR

5.01  Hi Ho Silver shall act as Operator for so long as its Share Participation is 50% or more. If Hi Ho Silvers Share Participation is less than 50%, the party with the highest Share Participation shall be the Operator.

5.02  The party acting as Operator may resign as Operator on at least 90 days' notice to all the parties. The Shareholders’ Committee shall thereupon select another party to be Operator upon the 90th day after receipt of the Operator's notice of resignation;

5.03  The new Operator shall assume all of the rights, duties, liabilities and status of the previous Operator as provided in this Agreement. The new Operator shall have no obligation to hire any employees of the former Operator .

5.04  Upon ceasing to be Operator, the former Operator shall forthwith deliver to the person nominated for that purpose by the Shareholders’ Committee, the custody of all Assets, Property, books, records, and other property both real and personal relating to this Agreement. If the Operator resigns and no other party consents to act as Operator, the Joint Operation shall terminate and the provisions of article 18 shall apply mutatis mutandis.

6. RIGHTS, DUTIES AND STATUS OF OPERATOR

6.01  The Operator in its operations hereunder shall be deemed to be an independent contractor. The Operator shall not act or hold itself out as agent for any of the Shareholders or Holdco nor shall it make any commitments on their individual behalf unless specifically permitted by this Agreement or directed in writing by a Shareholder.

6.02  Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties hereunder in accordance with the directions of the Shareholders’ Committee and in accordance with this Agreement.

6.03  The Operator shall manage and carry out such Mining Operations as the Shareholders’ Committee may direct and in connection therewith shall, in advance if reasonably possible, notify the Shareholders’ Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator shall notify the Shareholders’ Committee as soon thereafter as is reasonably possible.

6.04  The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations and to incur the Costs required for that purpose. In so doing the Operator shall, unless it obtains the approval of the Shareholders’ Committee:

(a) comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b) pay all Costs properly incurred promptly as and when due;

(c) keep the Property and Assets free of all liens and encumbrances (other than those, if any, in effect on the Operative Date, those the creation of which is permitted pursuant to this Agreement, or builder's or mechanic's liens) arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

(d) prosecute claims or, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

(e) pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Property in good standing, including, without limiting generality, staking and restaking mining claims and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(f) maintain accounts in accordance with the Accounting Procedure, provided that the judgment of the Operator as to matters related to the accounting, for which provision is not made in the Accounting Procedure, shall govern if the Operator's accounting practices are in accordance generally accepted accounting principles in the Canadian mining industry ("GAAP"); and

(g) perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and in substantial compliance with all applicable laws, by-laws, ordinances, rules and regulations and this Agreement.

(h) prepare and deliver to each Participant, quarterly during the Exploration Period and bi-monthly during the Construction Period and thereafter, a summary progress report for the Mining Operations during the subject period, together with a summary of the Costs incurred, and in sufficient detail for each Participant to reasonably assess the progress of Mining Operations, the results thereof, and the Costs incurred.

7. EXPLORATION PROGRAMS

7.01  Until such time as the Shareholders’ Committee has adopted a Feasibility Report pursuant to paragraph 9.02, the Operator shall prepare draft Programs for consideration by the Shareholders’ Committee. The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations and estimates of all Exploration Costs to be incurred. Unless otherwise determined by the Shareholders’ Committee, each draft Program shall cover a calendar year, and shall be submitted to the Shareholders’ Committee no later than October 31 of each year.

7.02  The Shareholders’ Committee shall review the Program prepared and, if it deems fit, adopt the Program with such modifications, if any, as the Shareholders’ Committee deems necessary. The Operator shall be entitled to an allowance for a Cost overrun of 10 percent in addition to any budgeted Exploration Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

7.03  The Operator shall be entitled to include in the Program the reasonably estimated costs of satisfying continuing obligations that may remain after this Agreement terminates, in excess of amounts actually expended. Such continuing obligations are those that are or will be incurred as a result of the Joint Operation and shall include such things as monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligations incurred or imposed as a result of the Joint Operation which continue or arise after termination of this Agreement and settlement of all accounts. The amount accrued from time to time for the satisfaction of such continuing obligations shall be classified as Costs hereunder but shall be segregated into a separate account.

7.04  The Operator shall forthwith submit the adopted Program to the parties. Each party may, within 30 days of receipt of the Program, give notice to the Operator committing to contribute its Proportionate Share of the Costs for that Program. A party which fails to give that notice within the 30 day period shall be deemed to have elected not to contribute.

7.05  If the Operator fails to submit a draft Program to the Shareholders’ Committee by the date set out in subparagraph 7.01 hereof, any Participant may submit a draft Program to the Shareholders’ Committee within 15 days of such date. The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations and estimates of all Exploration Costs to be incurred. The Shareholders’ Committee shall review the non-Operator's Program and, if it deems fit, adopt the Program with such modifications, if any, as the Shareholders’ Committee deems necessary. The representative of the Operator on the Shareholders’ Committee shall not be entitled to vote with respect to the modification or adoption of the non-Operator's Program. A non-Operator's Program adopted pursuant to the foregoing procedure shall be deemed to be an adopted Program for all purposes under this Agreement.

7.06  If any party elected not to contribute to a Program, the amounts to be contributed by the parties who elected to contribute shall be increased pro rata, subject to the right of any of them to elect not to contribute more than the amount initially committed pursuant to paragraph 7.04 hereof.

7.07  If a party elected not to contribute to the Costs of any Program the Share Participation of that party shall be decreased and the Share Participation of each Participant contributing in excess of its Proportionate Share of the Costs shall be increased so that at all times the Share Participation of each party will be that percentage which is equivalent to its Costs and Prior Exploration Costs expressed as a percentage of the aggregate Costs and Prior Exploration Costs of all parties. A Shareholder whose Share Participation has been reduced shall be entitled to receive details of and to contribute to future Programs. On the Operative Date, the parties' respective Share Participations and Prior Exploration Costs shall be deemed to be as follows:

a. If, pursuant to the Original Agreement, the First Option alone has been exercised:

Prior Exploration Costs		Share Participation
Hi Ho Silver	$2,000,000	51%
St. Elias	$1,921,568	49%

b. If, pursuant to the Original Agreement, the First Option and the Second Option have been exercised:

Prior Exploration Costs		Share Participation
Hi Ho Silver	$5,000,000	70%
St. Elias	$2,142,857	30%

In the event of an adjustment of Share Participations pursuant to this paragraph 7.07, the reduction in a party's Share Participation shall take place by a redemption or repurchase, or surrender (without consideration) of Shares, and the corresponding increase in the other party's Share Participation shall take place by an issuance of Shares, or in such other equitable manner as may be achieved in accordance with the charter documents of Holdco, and in compliance with all applicable laws.

7.08  The Operator shall be entitled to invoice each Participant:

(a) no more frequently than monthly, for its Proportionate Share of Costs incurred and paid by the Operator; or

(b) no more than 30 days in advance of requirements, for an advance of that Participant's Proportionate Share of Costs.

Each invoice shall be signed by some responsible official of the Operator.

Each Participant shall pay to the Operator the amount invoiced, within 30 days of receipt of the invoice. If the payment or advance requested is not so made, the amount of the payment or advance shall bear interest calculated monthly not in advance of the 30th day after the date of receipt of the invoice thereof by the Participant at a rate equivalent to the weighted average Prime Rate for the month plus four percent until paid. If a Participant protests the correctness of an invoice it shall nevertheless be required to make the payment.

7.09  If any Participant elects to contribute to a Program and then fails to pay its Proportionate Share within the 30-day period referred to in paragraph 7.08 the Operator may, by notice, demand payment. If no payment, with accrued interest, is made within the period of 30 days next succeeding the receipt of the demand notice, that Participant shall be deemed to have forfeited all its right and Share Participation under this Agreement to the other Participant, and if more than one then in proportion to their respective Share Participations.

7.10  The Operator shall expend all monies advanced by a Participant rateably with the advances of the other Participants. If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant's Proportionate Share of Costs incurred prior to the suspension or premature termination shall be refunded forthwith.

7.11  If any Program is altered, suspended or terminated prematurely so that the Costs incurred on that Program as altered, suspended or terminated are less than 80 percent of the Costs originally proposed, any party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Operator and shall be entitled to contribute its Proportionate Share of the Costs incurred on that Program by payment thereof to the Operator within 30 days after receipt of the notice. If payment is not made by that party within the 30 days aforesaid it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Operator.

7.12  If the effect of the application of paragraph 7.07 is to reduce the Share Participation of any party to less than 10% such party shall be deemed to have assigned and conveyed its Share Participation to the Participants, if more than one, then in proportion to their respective Share Participations, and shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, the Net Smelter Returns Royalty. If more than one party is entitled to receive the Net Smelter Returns Royalty pursuant to this paragraph and subparagraph 10.02(b), then the Net Smelter Returns Royalty shall be allocated and paid to them in proportion to their respective Costs incurred.

8. FEASIBILITY REPORT

8.01  A Feasibility Report shall only be prepared with the approval of the Shareholders’ Committee. The Operator shall provide copies of the completed Feasibility Report to each of the parties forthwith upon receipt.

8.02  The parties shall meet at reasonable intervals and times to review the Feasibility Report and discuss whether the establishing and bringing of a Mine into commercial production in conformity with the Feasibility Report is feasible or desirable.

9. PRODUCTION NOTICE

9.01  The Operator shall call a Shareholders’ Committee meeting to consider the Feasibility Report for a date no sooner than six months after the Feasibility Report was provided to each of the parties.

9.02  The Shareholders’ Committee shall consider the Feasibility Report prepared and may approve the Feasibility Report, with such modifications, if any, as it considers necessary or desirable. If a Feasibility Report is approved as aforesaid the Shareholders’ Committee shall forthwith cause a Production Notice to be given to each of the parties by the Operator stating that the Shareholders’ Committee intends to establish and bring a Mine into production in conformity with the Feasibility Report as so approved.

10. ELECTION TO CONTRIBUTE

10.01  Each party with a Share Participation may, within 120 days of the receipt of the Production Notice, give the Operator notice committing to contribute its share of Mine Costs.

10.02  If any party fails to give notice pursuant to paragraph 10.01, that party shall forfeit the right to contribute to Mine Costs and shall suffer dilution and conversion of its Share Participation as provided in this paragraph. Those parties which elected to contribute as aforesaid may thereupon elect to increase their contribution to the Mine Costs, if more than one party then in proportion to their respective Share Participations, by the amount which any party has declined to contribute. If elections are made so that Mine Costs are fully committed:

(a) the Share Participation of each Participant shall be increased and that of each non-Participant shall be decreased so that the Share Participation of each party at all times is that percentage which is equivalent to

(i) the sum of its Exploration Costs, its Prior Exploration Costs and its contribution to Mine Costs;

divided by

(ii) the sum of the total Exploration Costs, total Prior Exploration Costs and the total contribution to Mine Costs of all the parties;

multiplied by

(iii) 100;

(b) each non-Participant shall then be deemed to have assigned and conveyed its Share Participation to the Participants, if more than one then in proportion to their respective Share Participations, and shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, the Net Smelter Returns Royalty;

(c) the Operator shall calculate and cause Holdco to pay to each non-Participant the Net Smelter Returns Royalty derived from the Property in the manner provided in Appendix II; and

(d) notwithstanding the provisions of subparagraphs 10.02(b) and (c), if the effect of the application of subparagraph 10.02(a) reduces any party's Share Participation to less than one percent it shall forfeit its Share Participation to the Participants, if more than one then in proportion to their respective Share Participations, and that party shall have no further right or interest under this Agreement.

10.03  If, after the operation of paragraph 10.02, Mine Costs are not fully committed the Production Notice shall be deemed to be withdrawn.

11. OPERATOR'S FEE

11.01  The Operator may charge the following sums in return for its head office overhead functions which are not charged directly:

(a) with respect to Programs:

(i) two percent for each individual contract which includes an overhead charge by the party contracted;

(ii) five percent for each individual contract which exceeds $50,000 and is not subject to clause 11.01(a)(i) hereof;

(iii) 10 percent of all other Costs not included in clauses 11.01(a)(i) and 11.01(a)(ii).

(b) with respect to Mine development and Construction: three percent of all other such Costs;

(c) subsequent to the Completion Date: two percent of all Operating Costs.

12. MINE FINANCING

12.01  The contributions of the Participants toward the Costs shall be individually and separately provided by them as capital contributions to Holdco.

12.02  Subject to the prior right of Holdco, as determined by the Shareholders’ Committee, to encumber the Share Participation of each Participant in order to secure financing or refinancing of Mine Costs, any party may pledge, mortgage, charge or otherwise encumber all, and not less than all, of its Share Participation in order to secure moneys borrowed and used by that party for the sole purpose of enabling it to finance its participation under this Agreement or in order to secure by way of floating charge as a part of the general corporate assets of that party moneys borrowed for its general corporate purposes, provided that the pledgee, mortgagee, holder of the charge or encumbrance (in this subsection called the "Chargee") shall hold the same subject to the provisions of this Agreement and that if the Chargee realizes upon any of its security it will comply with this Agreement. The Agreement between the party hereto, as borrower, and the Chargee shall contain specific provisions to the same effect as the provisions of this paragraph, and evidence thereof shall first be provided to all other parties hereto.

13. CONSTRUCTION

13.01  Subject to paragraph 9.02 the Shareholders’ Committee shall cause the Operator to, and the Operator shall, proceed with Construction with all reasonable dispatch after a Production Notice has been given. Construction shall be substantially in accordance with the Feasibility Report subject to any variations proposed in the Production Notice, and subject also to the right of the Shareholders’ Committee to cause such other reasonable variations in Construction to be made as the Shareholders’ Committee deems advisable.

14. OPERATION OF THE MINE

14.01  Commencing on the Completion Date, all Mining Operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of a calendar year.

14.02  With the exception of the year in which the Completion Date occurs, an Operating Plan for each calendar year shall be submitted by the Operator to the Participants not later than September 30 in the year immediately preceding the calendar year to which the Operating Plan relates.  Each Operating Plan shall contain the following:

(a) a plan for the proposed Mining Operations;

(b) a detailed estimate of all Mine Costs plus a reasonable allowance for contingencies;

(c) an estimate of the quantity and quality of the ore to be mined and the concentrates or metals to be produced; and

(d) such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan. Upon request of any Participant the Operator shall meet with that Participant to discuss the Operating Plan and shall provide such additional or supplemental information as that Participant may reasonably require with respect thereto.

14.03  The Shareholders’ Committee shall adopt each Operating Plan, with such changes as it deems necessary, by October 31 in the year immediately preceding the calendar year to which the Operating Plan relates; provided, however, that the Shareholders’ Committee may from time to time and any time amend any Operating Plan.

14.04  The Operator shall be entitled to include in the estimate of Mine Costs referred to in subparagraph 14.02(b) hereof the reasonably estimated costs of satisfying continuing obligations that may remain after this Agreement terminates, in excess of amounts actually expended. Such continuing obligations are or will be incurred as a result of the Joint Operation and shall include such things as monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligation incurred or imposed as a result of the Joint Operation which continue or arise after termination of this Agreement and settlement of all accounts. The amount accrued from time to time for the satisfaction of such continuing obligations shall be classified as Costs hereunder but shall be segregated into a separate account.

15. PAYMENT OF MINE COSTS

15.01  The Operator may invoice each Participant, from time to time, for that Participant's Proportionate Share of Mine Costs incurred to the date of the invoice, or at the beginning of each month for an advance equal to that Participant's Proportionate Share of the estimated cash disbursements to be made during the month. Each Participant shall pay its Proportionate Share of the Mine Costs or the estimated cash disbursements aforesaid to the Operator within 30 days after receipt of the invoice. If the payment or advance requested is not so made, the amount of the payment or advance shall bear interest calculated monthly not in advance from the 30th day after the date of receipt of the invoice thereof by that Participant at a rate equivalent to the weighted average Prime Rate for the month plus two percent until paid. The Operator shall have a lien on each Participant's Share Participation in order to secure that payment or advance together with interest which has accrued thereon.

15.02  If any Participant fails to pay an invoice contemplated in paragraph 15.01 within the 30-day period aforesaid, the Operator may, by notice, demand payment. If no payment is made within 30 days of the Operator's demand notice, the Operator may, without limiting its other rights at law, enforce the lien created by paragraph 15.01 by taking possession of all or any part of that Participant's Share Participation. The Operator may sell and dispose of the Share Participation which it has so taken into its possession by:

(a) first offering that Share Participation to the other Participants, if more than one then in proportion to the respective Share Participations of the Participants who wish to accept that offer, for that price which is the fair market value stated in the lower of two appraisals obtained by the Operator from independent, well recognized appraisers competent in the appraisal of mining properties; and

(b) if the Participants have not purchased all or part of that Share Participation as aforesaid, then by selling the balance, if any, either in whole or in part or in separate parcels at public auction or by private tender (the Participants being entitled to bid) at a time and on whatever terms the Operator shall arrange, having first given notice to the defaulting Participant of the time and place of the sale.

As a condition of the sale as contemplated in subparagraph 15.02(b), the purchaser shall agree to be bound by this Agreement and, prior to acquiring the Share Participation, shall deliver notice to that effect to the parties, in form acceptable to the Operator. The proceeds of the sale shall be applied by the Operator in payment of the amount due from the defaulting Participant and interest as aforesaid, and the balance remaining, if any, shall be paid to the defaulting Participant after deducting reasonable costs of the sale. Any sale or disposal made as aforesaid shall be a perpetual bar both at law and in equity by the defaulting Participant and its successors and assigns against all other Participants.

16. DIVIDENDS

16.01  The Operator shall, on behalf of Holdco, market and sell all Minerals produced from the Mine on the terms and conditions established from time to time by the Shareholders’ Committee. The Shareholders shall cause the Shareholders’ Committee to declare and pay dividends to each Shareholder to the maximum amount permitted under the applicable corporate statute and after having made such allowances and established such reserves as may be determined by the Board of Directors in accordance with prudent business practices.

17. SURRENDER OF SHARE PARTICIPATION

17.01  Any Participant may, at any time upon notice, surrender its entire Share Participation to the other Participant by giving that Participant notice of surrender.

The notice of surrender shall:

(a) indicate a date for surrender not less than three months after the date on which the notice is given; and

(b) contain an undertaking that the surrendering Participant will:

(i) satisfy its Proportionate Share, based on its then Share Participation, of all obligations and liabilities which arose at any time prior to the date of surrender;

(ii) if the Operator has not included in Costs the costs of continuing obligations as set out in paragraphs 7.03 and 14.04 hereof, pay on the date of surrender its reasonably estimated Proportionate Share, based on the surrendering Participant's then Share Participation, of the Costs of such continuing obligations; and

(iii) will hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this Agreement, except such information as is required to be disclosed by law or by rule or policy of any applicable securities commission or stock exchange.

17.02  Upon the surrender of its entire Share Participation as contemplated in paragraph 17.01 and upon delivery to the other Participant of:

(a) a release in writing, in form acceptable to counsel for the Operator, releasing the other Participant from all claims and demands hereunder;

(b) share certificates, duly endorsed for transfer, representing the surrendering Participant's entire Share Participation and;

(c) all reports, data and information, whether recorded on paper or stored on tape, computer discs or any other form of electronic storage, acquired by it pursuant to this Agreement;

the surrendering Participant shall be relieved of all obligations or liabilities hereunder except for those which arose or accrued or were accruing due on or before the date of the surrender.

17.03  A Participant to whom a notice of surrender has been given as contemplated in paragraph 17.01 may elect, by notice within 90 days to the Participant which first gave the notice to accept the surrender, in which case paragraphs 17.01 and 17.02 shall apply, or to join in the surrender. If all of the Participants join in the surrender the Joint Operation shall be terminated in accordance with article 18, and Holdco wound up accordingly.

18. TERMINATION OF MINING OPERATIONS

18.01  The Operator may, at any time subsequent to the Operative Date, on at least 30 days notice to all parties, recommend that the Shareholders’ Committee approve that the Mining Operations be suspended. The Operator's recommendation shall include a plan and budget (in this article 18 called the "Mine Maintenance Plan"), in reasonable detail, of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred. The Shareholders’ Committee may, at any time subsequent to the Operative Date, cause the Operator to suspend Mining Operations in accordance with the Operator's recommendation with such changes to the Mine Maintenance Plan as the Shareholders’ Committee deems necessary. The Participants shall contribute their Proportionate Share of the Costs incurred in connection with the Mine Maintenance Plan. The Shareholders’ Committee may cause Mining Operations to be resumed at any time.

18.02  The Operator may, at any time following a period of at least 90 days during which Mining Operations have been suspended, upon at least 30 days notice to all parties, or in the events described in paragraph 18.01, recommend that the Shareholders’ Committee approve the permanent termination of Mining Operations. The Operator's recommendation shall include a plan and budget (in this article 18 called the "Mine Closure Plan"), in reasonable detail, of the activities to be performed to close the Mine and reclaim the Property, and the Costs to be incurred. The Shareholders’ Committee may approve the Operator's recommendation with such changes to the Mine Closure Plan as the Shareholders’ Committee deems necessary.

18.03  If the Shareholders’ Committee approves the Operator's recommendation as aforesaid, it shall cause the Operator to:

(a) implement the Mine Closure Plan, whereupon the Participants shall pay, in proportion to their respective Share Participations, such Costs as may be required to implement that Mine Closure Plan;

(b) remove, sell and dispose of such Assets as may reasonably be removed and disposed of profitably and such other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c) sell, abandon or otherwise dispose of the Property.

The disposal price for the Assets and the Property shall be the best price obtainable and the net revenues, if any, from the removal and sale shall be credited to the Participants in proportion to their respective Share Participations.

18.04  If the Shareholders’ Committee does not approve the Operator's recommendation contemplated in paragraph 11.02, the Operator shall maintain Mining Operations in accordance with the Mine Maintenance Plan as pursuant to paragraph 11.01.

19. THE PROPERTY

19.01  Title to the Property shall be held in the name of Holdco. Each of the parties shall have the right to receive, forthwith upon making demand therefor to the Operator, such documents as it may reasonably require to confirm its Share Participation.

20. AREA OF COMMON INTEREST

20.01  The area of common interest shall be deemed to comprise that area which is included within the outermost boundary of the mineral properties which constitute the Property as at the Operative Date.

20.02  Except as to renewals or improvements in title to mineral claims or mineral rights held by a party prior to the Operative Date which have not been added to the Property, if at any time during the subsistence of this Agreement any party (in this section only called the "Acquiring Party") stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, licence, lease, grant, concession, permit, patent, or other mineral property located wholly or partly within the area of interest referred to in subparagraph 20.01 the Acquiring Party shall forthwith give notice to the other parties of that staking or acquisition, the total cost thereof and all details in the possession of that party with respect to the details of the acquisition, the nature of the property and the known mineralization.

20.03  Each other party may, within 30 days of receipt of the Acquiring Party's notice, elect, by notice to the Acquiring Party, to require that the mineral properties and the right or interest acquired be included in and thereafter form part of the Property for all purposes of this Agreement.

20.04  If the election aforesaid is made, all the other parties shall reimburse the Acquiring Party for that portion of the cost of acquisition which is equivalent to their respective Share Participations.

20.05  If no other party makes the election aforesaid within that period of 30 days, the right or interest acquired shall not form part of the Property and the Acquiring Party shall be solely entitled thereto.

20.06  Notwithstanding subparagraph 6.04(e), the Operator shall be entitled, at any time and from time to time to surrender all or any part of the Property or to permit the same to lapse, but only upon first either obtaining the unanimous consent of the Shareholders’ Committee, or giving 60 days notice of its intention to do so to the other parties. In this latter event, the parties, other than the Operator, shall be entitled to receive from the Operator, on request prior to the date of the surrender or lapse, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plans, assay maps, diamond drill records and factual engineering data in the Operator's possession and relevant thereto. Any part of the Property so acquired shall cease to be subject to this Agreement and shall not be subject to paragraph 20.02. Any part of the Property which has not been so acquired by any of the parties shall remain subject to paragraph 20.02.

21. INFORMATION AND DATA

21.01  At all times during the currency of this Agreement the duly authorized representatives of each Shareholder shall, at its and their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

21.02  While Operating Plans are being carried out, the Operator shall furnish the Participants with quarterly progress reports and with a final report on conclusion of each Operating Plan. The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, sampling results and other factual engineering data.

21.03  All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law or by regulation of any Securities Commission or Stock Exchange, shall not be disclosed to any person other than an Affiliate without the prior consent of all the parties, which consent shall not unreasonably be withheld.

21.04  The text of any news releases or other public statements which a party desires to make with respect to the Property shall be made available to the other parties prior to publication and the other parties shall have the right to make suggestions for changes therein.

22. LIABILITY AND INDEMNITY OF THE OPERATOR

22.01  Subject to paragraph 22.02, each Participant shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

22.02  Notwithstanding paragraph 22.01, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, damage, expense, injury or death, (including, without limiting the generality of the foregoing, legal fees) resulting from the gross negligence or willful misconduct of the Operator or its officers, employees or agents.

22.03  An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a) at the direction, or within the scope of the direction, of the Shareholders’ Committee; or

(b) with the concurrence of the Shareholders’ Committee; or

(c) unilaterally and in good faith by the Operator to protect life or property;

shall be deemed not to be gross negligence or willful misconduct.

22.04  The obligation of the other parties to indemnify and save the Operator harmless pursuant to paragraph 22.01 shall be in proportion to its Share Participation as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

22.05  The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

23. INSURANCE

23.01  Commencing on the Operative Date, the Shareholders’ Committee shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Shareholders’ Committee in its discretion deems advisable in order to protect the parties, together with such other insurance as any party may by notice reasonably request. The Operator shall, upon the written request of any party, provide it with evidence of such insurance.

23.02  Paragraph 23.01 shall not preclude any party from placing, for its own account insurance for greater or other coverage than that placed by the Operator.

24. ASSIGNMENT

24.01  If a party (hereinafter in this paragraph referred to as the "Owner"):

(a) receives a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Owner to purchase all or any part all of the Owner's Shares or its interest in this Agreement (which for certainty shall include the Owner's right to receive Net Smelter Returns), which offer the Owner desires to accept;

(b) or if the Owner intends to sell all or any part of its Shares or its interest in this Agreement,

the Owner shall first offer (the "Offer") such interest in writing to the other party upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Owner, as the case may be. The Offer shall specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term shall, in the case of an intended offer by the Owner, mean the person or persons to whom the Owner intends to offer its interest) and, if the offer received by the Owner from the Proposed Purchaser provides for any consideration payable to the Owner otherwise than in cash, the Offer shall include the Owner's good faith estimate of the cash equivalent of the non-cash consideration. If within a period of 60 days of the receipt of the Offer, the other party notifies the Owner in writing that it will accept the same, the Owner shall be bound to sell such interest to the other party (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer. If the Offer so accepted by the other party contains the Owner's good faith estimate of the cash equivalent consideration as aforesaid, and if the other party disagrees with the Owner's best estimate, the other party shall so notify the Owner at the time of acceptance and the other party shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the other party so notifies the Owner, the acceptance by the other party shall be effective and binding upon the Owner and the other party and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and shall be payable by the other party, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration. The other party shall in such case pay to the Owner, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Owner being sold, the total purchase price which it specified in its notice to the Owner and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration. If the other party fails to notify the Owner before the expiration of the time limited therefor that it will purchase the interest offered, the Owner may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, provided that the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 60 days. Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the other party, in form and content satisfactory to its counsel, to be bound by the terms and conditions of this Agreement and upon the receipt, if applicable, of the prior approval of the Minister.

25. FORCE MAJEURE

25.01  Notwithstanding anything herein contained to the contrary, if any party is prevented from or delayed in performing any obligation under this Agreement, and such failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances, then the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of such total period.

25.02  Any party hereto claiming suspension of its obligations as aforesaid shall promptly notify the other parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able so to do and as soon as possible; provided that the terms of settlement of any labour disturbance or dispute, strike or lockout shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof; and that party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike, or lockout solely to remedy or remove the force majeure thereby constituted.

25.03  The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Operator from its obligations to keep the Property in good standing.

26. NOTICE

26.01  All invoices, notices, consents and demands under this Agreement shall be in writing and may be delivered personally, sent by telegram, fax or telex or may be forwarded by first class prepaid registered mail to the address for each party set out herein or to such addresses as each party set out herein. Any notice delivered or sent by telegraph, fax or telex shall be deemed to have been given and received on the business day next following the date of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the tenth business day following the date it is posted, provided that if between the time of mailing and the actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which affects delivery of the notice by mails, then the notice shall be effective only if actually delivered.

27. WAIVER

27.01  No waiver of any breach of this Agreement shall be binding unless evidenced in writing executed by the party against whom charged. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

28. AMENDMENTS

28.01  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. Any amendment or variation of this Agreement shall only be binding upon a party if evidenced in writing executed by that party.

29. TERM

29.01  Unless earlier terminated by mutual agreement of the parties or as a result of one party acquiring a 100 percent Share Participation and the right to receive 100% of Net Smelter Returns of Production, this Agreement shall remain in full force and effect for so long as Holdco has any right, title or interest in the Property. Termination of the Agreement shall not, however, relieve any party from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mining Operations site and reclamation.

30. TIME OF ESSENCE

30.01  Time is of the essence of this Agreement.

31. SUCCESSORS AND ASSIGNS

31.01  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

32. ARBITRATION

32.01  If there is any disagreement, dispute or controversy (hereinafter collectively called a "dispute") between the parties with respect to any matter arising under this agreement or the construction hereof, then the dispute shall be determined by arbitration in accordance with the following procedures:

(a) the parties to the dispute shall appoint a single mutually acceptable arbitrator. If the parties cannot agree upon a single arbitrator, then the party on one side of the dispute shall name an arbitrator, and give notice thereof to the party on the other side of the dispute;

(b) the party on the other side of the dispute shall within 14 days of the receipt of notice, name an arbitrator; and

(c) the two arbitrators so named shall, within seven days of the naming of the later of them, name a third arbitrator.

If the party on either side of the dispute fails to name its arbitrator within the allotted time, then the arbitrator named may make a determination of the dispute. Except as expressly provided in this paragraph, the arbitration shall be conducted in Vancouver, B.C. and in accordance with the Commercial Arbitration Act (British Columbia). The decision shall be made within 30 days following the naming of the latest of them, shall be based exclusively on the advancement of exploration, development and production work on the Property and not on the financial circumstances of the parties, and shall be conclusive and binding upon the parties. The costs of arbitration shall be borne equally by the parties to the dispute unless otherwise determined by the arbitrator(s) in the award.

33. GOVERNING LAW

33.01  This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.

The COMMON SEAL of ST. ELIAS MINES LTD. was hereunto affixed in the presence of:	) ) ) ) ) ) ) ) )	c/s

The COMMON SEAL of HI HO SILVER RESOURCES INC. was hereunto affixed in the presence of:	) ) ) ) ) ) ) ) )	c/s

The COMMON SEAL of HOLDCO was hereunto affixed in the presence of:	) ) ) ) ) ) ) ) )	c/s

THIS IS APPENDIX I TO THAT CERTAIN SHAREHOLDERS’ VENTURE AGREEMENT MADE AS OF THE ♦ DAY OF ________, 20__, BETWEEN ST. ELIAS MINES LTD. OF THE FIRST PART, HI HO SILVER RESOURCES INC. OF THE SECOND PART, AND HOLDCO OF THE THIRD PART

ACCOUNTING PROCEDURE

1.  INTERPRETATION

1.01  In this Appendix the following words, phrases and expressions shall have the following meanings:

(a) "Agreement" means the Agreement to which this Accounting Procedure is attached as Appendix I.

(b) "Count" means a physical inventory count.

(c) "Employee" means those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Operations, whether on a full-time or part-time basis.

(d) "Employee Benefits" means the Operator's cost of holiday, vacation, sickness, disability benefits, field bonuses, amounts paid to and the Operator's costs of established plans for employee's group life insurance, hospitalization, pension, retirement and other customary plans maintained for the benefit of Employees and Personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of Employees or Personnel, as the case may be, on a basis consistent with the Operator's cost experience.

(e) "Field Offices" means the necessary sub-office or sub-offices in each place where an Operating Plan or Construction is being conducted or a Production Facilities is being operated.

(f) "Government Contributions" means the cost or contributions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of Employees or Personnel, as the case may be.

(g) "Joint Account" means the books of account maintained by the Operator to record all costs, expenses, credits and other transactions arising out of or in connection with the Mining Operations.

(h) "Material" means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the Shareholders’ Committee, for use in the Mining Operations and, without limiting the generality, more particularly "Controllable Material" means such Material which is ordinarily classified as Controllable Material, as that classification is determined or approved by the Shareholders’ Committee, and controlled in mining operations.

(i) "Personnel" means those management, supervisory, administrative, clerical or other personnel of the Operator normally associated with the Supervision Offices whose salaries and wages are charged directly to the Supervision Office in question.

(j) "Reasonable Expenses" means the reasonable expenses of Employees or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the Operator's usual expense account practice; including without limiting generality, any relocation expenses necessarily incurred in order to properly staff the Mining Operations if the relocation is approved by the Shareholders’ Committee.

(k) "Supervision Offices" means the Operator's offices or department within the Operator's offices from which the Mining Operations are generally supervised.

2.  STATEMENTS AND BILLINGS

2.01  The Operator shall, by invoice, charge each Participant with its Proportionate Share of Costs in the manner provided in sections 7 and 15 of the Agreement respectively.

2.02  The Operator shall deliver, with each invoice rendered for Costs incurred a statement indicating:

(a) all charges or credits to the Joint Account relating to Controllable Material in detail; and

(b) all other charges and credits to the Joint Account summarized by appropriate classification indicative of the nature of the charges and credits.

2.03  The Operator shall deliver with each invoice for an advance of Costs a statement indicating:

(a) the estimated Costs or the estimated cash disbursements to be made during the second next succeeding month;

(b) the addition thereto or subtraction therefrom, as the case may be, in respect of Costs actually having been incurred in an amount greater or lesser than the advance which was made by each Participant for the month preceding the month of the invoice; and

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(c) the advances made by each Participant to date and the Costs incurred to the end of the month preceding the month of the invoice.

3.  DIRECT CHARGES

3.01  The Operator shall charge the Joint Account with the following items:

(a)	Contractor's Charges:

All proper costs relative to the Mining Operations incurred under contracts entered into by the Operator with third parties.

(b) Labour Charges:

(i)
The salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Mining Operations and as its denominator the total normal working time for the month of the Employee;

(ii)           the Reasonable Expenses of the Employees; and

(iii)	Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Joint Account in respect to their salaries and wages.

(c) Office Maintenance:

(i)	The cost or a pro rata portion of the costs, as the case may be, of maintaining and operating the Offices. The basis for charging the Joint Account for Office maintenance costs shall be as follows:

(A)	the expense of maintaining and operating Field Offices, less any revenue therefrom; and

(B)	that portion of maintaining and operating the Supervision Offices which is equal to

(1)	the anticipated total operating expenses of the Supervision Offices

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divided by

(2)	the anticipated total staff man days for the Employees whether in connection with the Mining Operations or not;

multiplied by

(3)	the actual total time spent on the Mining Operations by the Employee expressed in man days.

(ii)	Without limiting generality, the anticipated total operating expenses of the Supervision Offices shall include:

(A)	the salaries and wages of the Operator's Personnel which have been directly charged to those Offices;

(B)	the Reasonable Expense of the Personnel; and

(C)	Employee Benefits.

(iii)
The Operator shall make an adjustment in respect of the Office Maintenance cost forthwith after the end of each Operating Year upon having determined the actual operating expenses and actual total staff man days referred to in clause 3.01(c)(i)(B) of this Appendix I.

(d) Material:

Material purchased or furnished by the Operator for use on a Property as provided under section 6 of this Appendix I.

(e)	Transportation Charges:

The cost of transporting Employees and Material necessary for the Mining Operations.

(f)	Service Charges:

(i)
The cost of services and utilities procured from outside sources other than services covered by paragraph 3.01(h). The cost of consultant services shall not be charged to the Joint Account unless the retaining of the consultant is approved in advance by the Shareholders’ Committee; and

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(ii)	Use and service of equipment and facilities furnished by the Operator as provided in subsection 4.05 of this Appendix I.

(g) Damages and Losses to Joint Property:

All costs necessary for the repair or replacement of Assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause. The Operator shall furnish each Participant with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses shall be credited to the Joint Account.

(h) Legal Expense:

All costs of handling, investigating and settling litigation or recovering the Assets, including, without limiting generality, attorney's fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims; provided, however, that, unless otherwise approved in advance by the Shareholders’ Committee, no charge shall be made for the services of the Operator's legal staff or the fees and expenses of outside solicitors.

(i) Taxes:

All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with the Property, the Mining Operations thereon, or the production therefrom, which have been paid by the Operator for the benefit of the parties.

(j) Insurance:

Net premiums paid for

(i)	such policies of insurance on or in connection with Mining Operations as may be required to be carried by law; and

(ii)	such other policies of insurance as the Operator may carry for the protection of the parties in accordance with the Agreement; and

the applicable deductibles in event of an insured loss.

(k)	Rentals:

Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequence of the Mining Operations.

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(l) Permits:

Permit costs, fees and other similar charges which are assessed by various governmental agencies.

(m)	Other Expenditures:

Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this subsection 3.01 of this Appendix I as are incurred with the approval of the Shareholders’ Committee for Mining Operations or as may be contemplated in the Agreement.

4.  PURCHASE OF MATERIAL

4.01  Subject to subsection 4.04 of this Appendix I the Operator shall purchase all Materials and procure all services required in the Mining Operations.

4.02  Materials purchased and services procured by the Operator directly for the Mining Operations shall be charged to the Joint Account at the price paid by the Operator less all discounts actually received.

4.03  So far as it is reasonably practical and consistent with efficient and economical operations, the Operator shall purchase, furnish or otherwise acquire only such Material and Assets as may be required for immediate use. The Operator shall attempt to minimize the accumulation of surplus stocks of Material.

4.04  Any Participant may sell Material or services required in the Mining Operations to the Operator for such price and upon such terms and conditions as the Shareholders’ Committee may approve.

4.05  Notwithstanding the foregoing provisions of this section 4, the Operator shall be entitled to supply for use in connection with the Mining Operations equipment and facilities which are owned by the Operator and to charge the Joint Account with such reasonable costs as are commensurate with the ownership and use thereof.

5.  DISPOSAL OF MATERIAL

5.01  The Operator, with the approval of the Shareholders’ Committee may, from time to time, sell any Material which has become surplus to the foreseeable needs of the Mining Operations for the best price and upon the most favourable terms and conditions available.

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5.02  Any Participant may purchase from the Operator any Material which may from time to time become surplus to the foreseeable need of the Mining Operations for such price and upon such terms and conditions as the Shareholders’ Committee may approve.

5.03  Upon termination of the Agreement, the Shareholders’ Committee may approve the division of any Material held by the Operator at that date may be taken by the Participants in kind or be taken by a Participant in lieu of a portion of its Proportionate Share of the net revenues received from the disposal of the Assets and Property. If the division to a Participant be in lieu, it shall be for such price and on such terms and conditions as the Shareholders’ Committee may approve.

5.04  The net revenues received from the sale of any Material to third parties or to a Participant shall be credited to the Joint Account.

6.  INVENTORIES

6.01  The Operator shall maintain records of Material in reasonable detail and records of Controllable Material in detail.

6.02  The Operator shall perform Counts from time to time at reasonable intervals and in connection therewith shall give notice of its intention to perform a Count to each Participant at least 30 days in advance of the date set for performing of the Count. Each Participant shall be entitled to be represented at the performing of a Count upon giving notice thereof to the Operator within 15 days of the Operator's notice. A Participant who is not represented at the performing of the Count shall be deemed to have approved the Count as taken.

6.03  Forthwith after performing a Count, the Operator shall reconcile the inventory with the Joint Account and provide each Participant with a statement listing the overages and shortages. The Operator shall not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

7.  ADJUSTMENTS

7.01  Payment of any invoice by a Participant shall not prejudice the right of that Participant to protest the correctness of the statement supporting the payment; provided, however, that all invoices and statements presented to each Participant by the Operator during any Operating Year shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the Operating Year to which the invoice or statement relates, unless within that 12 month period that Participant gives notice to the Operator making claim on the Operator for an adjustment to the invoice or statement.

7.02  The Operator shall not adjust any invoice or statement in favour of itself after the expiration of 12 months following the end of the Operating Year to which the invoice or statement relates.

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7.03  Notwithstanding subsections 7.01 and 7.02 of this Appendix I, the Operator may make adjustments to an invoice or statement which arise out of a physical inventory of Material or Assets.

7.04  A Participant shall be entitled upon notice to the Operator to request that the independent external auditor of the Operator provide that Participant with its opinion that any invoice or statement delivered pursuant to the Agreement in respect of the period referred to in subsection 7.01 of this Appendix I has been prepared in accordance with this Agreement.

7.05  The time for giving the audit opinion contemplated in subsection 7.04 of this Appendix I shall not extend the time for the taking of exception to and making claims on the Operator for adjustment as provided in subsection 7.01 of this Appendix I.

7.06  The cost of the auditor's opinion referred to in subsection 7.04 of this Appendix I shall be solely for the account of the Participant requesting the auditor's opinion, unless the audit disclosed a material error adverse to that Participant, in which case the cost shall be solely for the account of the Operator.

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THIS IS APPENDIX II TO THAT CERTAIN SHAREHOLDERS’ VENTURE AGREEMENT (THE “AGREEMENT”) MADE AS OF THE ♦ DAY OF ________, 20__, BETWEEN ST. ELIAS MINES LTD. OF THE FIRST PART, HI HO SILVER RESOURCES INC. OF THE SECOND PART AND HOLDCO OF THE THIRD PART

NET SMELTER RETURNS ROYALTY

1. In the Agreement, “Net Smelter Returns Royalty” means the right of a party or parties (the “Owner”) to receive from Holdco (the “Payor”) a 0.5% of Net Smelter Returns until such time as the Owner has received $1,000,000, and thereafter the right to receive 1.0% of Net Smelter Returns.

2.  In the Agreement, "Net Smelter Returns" means the net amount of money received by the Payor for its own account from the sale or other disposition of ore, or ore concentrates or other products from the Property to a smelter or other ore buyer after deduction of smelter and/or refining charges, ore treatment charges, ad valorem taxed, penalties and any and all charges made by the purchaser of ore or concentrates, less any and all transportation and insurance costs which may be incurred in connection with the transportation of ore or concentrates, less all umpire charges which the purchaser may be required to pay.

3.  Payment of Net Smelter Returns by the Payor to the Owner shall be made quarterly within 60 days after the end of each fiscal quarter of the Payor and shall be accompanied by unaudited financial statements pertaining to the operations carried out by the Payor on the Property. Within 90 days after the end of each fiscal year of the Payor in which Net Smelter Returns are payable to the Owner, the records relating to the calculation of Net Smelter Returns for such year shall be audited and any resulting adjustments in the payment of Net Smelter Returns payable to the Owner shall be made forthwith. A copy of the said audit shall be delivered to the Owner within 30 days of the end of such 90-day period.

4.  Each annual audit shall be final and not subject to adjustment unless the Owner delivers to the Payor written exceptions in reasonable detail within six months after the Owner receives the report. The Owner, or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of the Payor related to Net Smelter Returns to determine the accuracy of the report, but shall not have access to any other books and records of the Payor. The audit shall be conducted by a chartered or certified public accountant of recognized standing. The Payor shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of the Owner's report shall be delivered to the Payor upon completion, and any discrepancy between the amount actually paid by the Payor and the amount which should have been paid according to the Owner's report shall be paid forthwith, one party to the other. In the event that the said discrepancy is to the detriment of the Owner and exceeds 5% of the amount actually paid by the Payor, then the Payor shall pay the entire cost of the audit.

5.  Any dispute arising out of or related to any report, payment, calculation or audit shall be resolved solely by arbitration as provided in the Agreement. No error in accounting or in interpretation of the Agreement shall be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement or the estate and rights acquired and held by the Payor under the terms of the Agreement.

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Dated: September 12, 2005

BETWEEN:

ST. ELIAS MINES LTD.

OF THE FIRST PART

AND:

HI HO SILVER RESOURCES INC.

OF THE SECOND PART

KETTLE RIVER PROPERTY

PROPERTY OPTION AGREEMENT